SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:	(3)	Filing Party:
(2)	Form, Schedule or Registration Statement No.:	(4)	Date Filed:

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

4050 Legato Road
Fairfax, Virginia 22033

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED will be held at 4050 Legato Road, Fairfax, Virginia 22033 on Friday, June 7, 2002, at 10:00 a.m. local time, for the following purposes:

     To elect six (6) directors to hold office until the next Annual Meeting of Stockholders of American Management Systems, Incorporated and until their successors are elected and qualified;

     To approve two (2) amendments to the 1996 Amended Stock Option Plan F; and

     To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     Only stockholders of record at the close of business on April 19, 2002, will be entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponement(s) thereof.

     Stockholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, DATE AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE AT 1-800-435-6710 OR VIA THE INTERNET AT HTTP://WWW.ePROXY.COM/AMSY. Instructions regarding telephone and Internet voting are included on the Proxy.

By Order of the Board of Directors,

Frank A. Nicolai Secretary

May 7, 2002

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
4050 Legato Road
Fairfax, Virginia 22033

PROXY STATEMENT

Annual Meeting of Stockholders
June 7, 2002

Table of Contents

General	1
Voting Procedure	1
Election of Directors	2
Information Concerning Nominees for Director	2
Information Concerning Executive Officers	5
Principal Stockholders	8
Section 16(a) Beneficial Ownership Reporting Compliance	10
Executive Compensation	11
Equity Compensation	15
Compensation Committee Report of Executive Compensation	16
Audit Committee Report	18
Stockholder Return Performance Graph	19
Committees and Compensation of the Board of Directors	20
Compensation Committee Interlocks and Insider Participation	21
Certain Relationships and Related Transactions	21
Proposal to Approve Amendments to the 1996 Amended Stock Option Plan F	22
Independent Public Accountants	26
Other Matters	26
Proposals for 2003 Annual Meeting of Stockholders	26
Annual Report	27
American Management Systems, Inc. 1996 Amended Stock Option Plan F	Exhibit A
American Management Systems, Inc. Annual Report on Form 10-K	Appendix 1

GENERAL

     The enclosed Proxy is being solicited by the Board of Directors (the “Board of Directors” or the “Board”) of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the “Corporation” or “AMS”) in connection with the annual meeting of stockholders of the Corporation to be held June 7, 2002 (the “Annual Meeting”), or any adjournment(s) or postponement(s) thereof. The entire expense of solicitation of proxies will be borne by the Corporation, except that certain expenses for Internet access will be incurred by stockholders who choose to vote over the Internet. Solicitation will be primarily by mail. However, directors, executive officers, and employees of the Corporation may also solicit by telephone, personal contact or electronic communication. The Corporation will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses of sending proxy materials to beneficial owners and obtaining their proxies. It is anticipated that the Proxy Statement and Proxy first will be mailed to stockholders on or about May 7, 2002.

     Any stockholder giving a Proxy by mail, via telephone or via the Internet has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Corporation or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Corporation. If you attend the Annual Meeting, you may, if you wish, revoke your Proxy by voting in person. Proxies solicited herein will be voted, and if the person solicited specifies in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. If no choice is indicated, the Proxy will be voted “FOR” the election of the nominees listed on pages 2 to 4 under the caption “Information Concerning Nominees for Director”; and “FOR” the approval of the amendments to the 1996 Amended Stock Option Plan F (the “Plan F Amendments”).

VOTING PROCEDURE

     As of April 19, 2002, there were outstanding 41,908,029 shares of the Corporation’s Common Stock, $0.01 par value per share (the “Common Stock”). Each share of Common Stock is entitled to one vote at the Annual Meeting. Only stockholders of record at the close of business on April 19, 2002 will be entitled to vote at the Annual Meeting.

     Votes cast in person or by Proxy at the Annual Meeting, abstentions and Broker Non-votes (as defined below) will be tabulated by the election inspectors appointed for such Meeting and will be counted for purposes of determining whether a quorum is present. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present (in person or represented by Proxy) and voted on the election of directors at the Annual Meeting. The proposal to approve the Plan F Amendments and any other matter submitted to a vote at the Annual Meeting will be approved by the affirmative vote of the holders of a majority of the shares present (in person or represented by Proxy) and entitled to vote on each such matter. The election inspectors will treat abstentions on a particular matter as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions, therefore, will have the same effect as a vote against a particular matter. If a broker submits a Proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (a “Broker Non-vote”), those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter.

ELECTION OF DIRECTORS

     In April 2002, the Board of Directors voted to reduce the number of directors constituting the Board from ten members to six members. Accordingly, six directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is elected and qualified. The directors will be elected by the affirmative vote of the holders of a plurality of the shares present (in person or represented by Proxy) and voted on the election of directors. Unless otherwise directed, it is the intention of the persons named in the Proxy to vote such Proxy for the election of the nominees listed under the caption “Information Concerning Nominees for Director” on pages 2 to 4. In the event that any nominee should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote for the election of such other person in the place of such nominee for the office of director as the Board of Directors may recommend. Descriptive information as to each nominee is set forth below under the caption “Information Concerning Nominees for Director.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES
DESCRIBED BELOW FOR ELECTION AS DIRECTORS.

INFORMATION CONCERNING NOMINEES FOR DIRECTOR

			Year
			First
			Elected
Name	Age	Position	Director	Background

Frank A. Nicolai	60	Executive Vice President, Secretary, and Director	1974	Mr. Nicolai is one of the Corporation’s founders and has served continuously as an executive officer since 1970. He was elected Secretary in 1987. In addition, he served as Treasurer of the Corporation from 1980 to 1999.

Daniel J. Altobello	61	Director	1993	Mr. Altobello served as Chairman of ONEX Food Services, Inc. from September 1995 until his retirement in October 2000. Mr. Altobello has been President of Caterair International Corporation since December 1989. He served as Chairman of the Board and Chief Executive Officer of Caterair International Corporation from December 1989 through September 1995. From April 1988 through December 1989, Mr. Altobello was Executive Vice President of Marriott Corporation and President of Marriott Airport Operations. He presently serves as a director of MESA Air Group, Inc., World Airways, Inc., First Union Realty Trust, and Friedman, Billings & Ramsey Group, all of which are public companies. He also currently serves as a director and non-executive chairman of CareFirst, Inc. and CareFirst of Maryland, Inc., and as a member of the Advisory Board of Thayer Capital Partners, a merchant bank. None of these entities is publicly held.

James J. Forese	66	Director	1989	Mr. Forese is currently Chairman, President, Chief Executive Officer and a Director of IKON Office Solutions. From January 1997 to July 1998, he served as Executive Vice President and President, International Operations of IKON Office Solutions. From 1995 to 1996, he served as Executive Vice President, Chief Operating Officer, and Director of ALCO Standard Corporation. From 1993 to 1995, he served as General Manager of IBM Customer Financing and Chairman of IBM Credit Corporation. He served as IBM Vice President, Finance from 1990 to 1993 and IBM Vice President and Group Executive, IBM World Americas Group from 1988 to 1990. He also serves as a director of NUI Corporation, a publicly-held corporation. He joined ALCO/IKON in 1996.

Dorothy Leonard	60	Director	1991	Dr. Leonard has been a Professor at the Harvard University Graduate School of Business Administration since 1993. Prior to this, she served as an Associate Professor from 1989 to 1993, and as an Assistant Professor from 1983 to 1989, at the Harvard University Graduate School of Business Administration. Dr. Leonard serves as an independent industrial consultant to numerous Fortune 100 companies and to startups. She has also served on a number of advisory boards, including Daimler Chrysler Corporation, a public company.

Frederic V. Malek	65	Director	1985	Mr. Malek has been Chairman of Thayer Capital Partners, a merchant bank, since March 1993. He was Co-Chairman, CB Commercial Real Estate Group (a real estate brokerage and management firm) from April 1989 to October 1996. He was Campaign Manager for the re-election campaign of President Bush and Vice President Quayle from December 1991 to November 1992. He was Vice Chairman of Northwest Airlines from 1990 to December 1991, and was President of Northwest Airlines from 1989 to 1990. From 1988 to 1989 he was Senior Advisor to The Carlyle Group (investment bank), and from 1981 to 1988 he was President of Marriott Hotels and Resorts. Mr. Malek also serves as a director of Automatic Data Processing, Inc.; various Paine-Webber mutual funds; FPL Group; Northwest Airlines; CB Richard Ellis Services, Inc.; Aegis Communications Group, Inc.; and Manor Care, Inc., all of which are publicly-held entities.

Alfred T. Mockett	53	Chairman of the Board, Chairman of the Stock Option/Award Committee of the Board, Chief Executive Officer and Director	Mr. Mockett has been the Chairman of the Board and Chief Executive Officer of AMS since December 2001. Mr. Mockett was elected Chairman of the Stock Option/Award Committee of the Board in April 2002. Prior to joining AMS, from 2000 to 2001, he was with British Telecommunications PLC (“BT”), serving as the Chief Executive Officer of BT’s international broadband, data and applications company; President and Chief Executive Officer of BT Worldwide, which is a business unit of BT from 1994 to 2000; Managing Director of BT’s business communications division from 1992 to 1994; and Managing Director of BT’s special business division from 1991 to 1992.

William M. Purdy	61	President, Chief Operating Officer and Director	Since December 2001, Mr. Purdy has served as the President and Chief Operating Officer of AMS. Mr. Purdy served as Interim Chief Executive Officer and President of AMS from October 2000 to December 2001. He supervised the Financial Services Sector of the Corporation as Executive Vice President from March 2000 to October 2000. He established the Electric and Gas Utilities Practice in 1995 and supervised that Practice until October 2000. He managed the Industrial Consulting and Systems Group (Federal Defense) as a Vice President from 1977 to October 2000. Mr. Purdy joined the Corporation in 1977.

INFORMATION CONCERNING EXECUTIVE OFFICERS

     Information concerning Alfred T. Mockett, Chairman of the Stock Option/Award Committee, Chairman of the Board and Chief Executive Officer and William M. Purdy, President and Chief Operating Officer, is set forth above under the caption “Information Concerning Nominees for Director.”

Name	Age	Position	Background

John S. Brittain, Jr.	43	Executive Vice President, Chief Financial Officer, and Treasurer	Mr. Brittain has been Executive Vice President and Chief Financial Officer of AMS since March 2002, and has been the Treasurer since April 2002. Prior to joining AMS, he was with Nextel Communication, Inc., where he served as Vice President and Treasurer from 1999 to 2002 and acted as the Chief Financial Officer during 2000 and 2001. From 1994 through 1998, he served as Senior Vice President and Treasurer of Sotheby’s Holdings, Inc. Mr. Brittain commenced his career in banking as an officer of JP Morgan Chase.

Patrick W. Gross	57	Chairman of the Executive Committee of the Board and Director	Mr. Gross is one of the Corporation's founders and has served AMS continuously as an executive officer since 1970. From December 1997 to the present, Mr. Gross has served as Chairman of the Executive Committee of the Board of Directors, an office he also held from 1983 to 1989. He also served as Vice Chairman of the Board of Directors from February 1989 to September 1997. He is a director of Capital One Financial Corporation, Computer Network Technology Corporation, and Mobius Management Systems, Inc., all of which are publicly-held entities. He is also Chairman of the Board of Directors (a non-executive position) of Baker & Taylor Holdings, Inc., which is a non-publicly held entity.

Vernon Irvin	40	Executive Vice President	Mr. Irvin has been an Executive Vice President of AMS since February 2002. He is currently the head of AMS’s New Media and Communications Group. From May 1999 until February 2002, Mr. Irvin served as a founding manager and president of BT Ignite, the broadband and Internet services business of British Telecommunications PLC. Prior to joining BT Ignite in 1999, he served as an executive vice president for corporate development and strategy for e.spire Communications.

Donna S. Morea	47	Executive Vice President	Ms. Morea has been an Executive Vice President of AMS since May 2000. In March 2002, she was appointed to head the Corporation’s newly consolidated public sector practice, which brings together into one organization the Corporation’s resources for federal agencies and state and local governments. She served as the General Manager of the Corporation’s State and Local Solutions Group from 2000 to 2002. Prior to taking on this role, Ms. Morea established the Human Services Group and led the Human Services Group for six years. She joined AMS in 1980. Ms. Morea serves on the Board of Directors of the Crossway Community, a nationally recognized social services innovator.

Frank A. Nicolai	60	Executive Vice President, Secretary and Director	Mr. Nicolai is one of the Corporation's founders and has served continuously as an executive officer since 1970. He was elected Secretary in 1987. In addition, he served as Treasurer of the Corporation from 1980 to 1999.

Name	Age	Position	Background

Ronald L. Schillereff	57	Executive Vice President and Director of Investor Relations	Dr. Schillereff, who became an Executive Vice President of the Corporation in February 1999, also served as the Chief Financial Officer and Treasurer from February 1999 to February 2002. He is currently the Corporation’s Director of Investment Relations. From 1993 to 1998, he was with Electronic Data Systems Corporation (“EDS”) serving as Managing Director of EDS Australia from 1997 to 1998; Managing Director of A.T. Kearney for Southeast Asia, which is a wholly-owned management consulting subsidiary of EDS from 1995 to 1997; and Principal and Practice Leader in Management Consulting Services, the consulting division of EDS from 1993 to 1995.

Larry R. Seidel	52	Executive Vice President and Corporate Development Officer	Mr. Seidel, who became an Executive Vice President of the Corporation in May 2000, has been the Corporate Development Officer since March 2002. He previously was responsible for AMS’s Financial Services Industry Group and the Management Systems and Technology Group, overseeing AMS’s business with financial services companies, including insurance, federal civilian agencies, and environmental and health care organizations. He joined the Corporation in 1973.

Paul A. Turner	62	Executive Vice President and Chief Technology Officer	Mr. Turner became an Executive Vice President of AMS in May 2000 and the Chief Technology Officer of the Corporation in January 2000. He has the overall responsibility for identifying and introducing new technology into AMS’s system design and development activities. Before joining AMS, Mr. Turner was the founder and managing partner of the PricewaterhouseCoopers (“PwC”) Global Technology Center. Mr. Turner worked at PwC for 13 years.

PRINCIPAL STOCKHOLDERS

     The following table sets forth the number and percentage of outstanding shares of Common Stock beneficially owned as of April 19, 2002 by (i) each director of the Corporation, (ii) each executive officer of the Corporation, (iii) all such executive officers and directors as a group, and (iv) all persons or entities known by the Corporation to own more than 5% of the Common Stock. Unless otherwise noted below, each person and entity named in the table has sole voting and sole investment power with respect to each of the shares beneficially owned by such person or entity.

	Amount of	Percent of
	Beneficial	Outstanding
Name and Address of Beneficial Owner	Ownership(1)	Shares(2)

Daniel J. Altobello(3)	35,541	0.1%
6550 Rock Spring Drive
Bethesda, MD 20817
John S. Brittain, Jr.(4)	5,000	0.0%
4050 Legato Road
Fairfax, VA 22033
James J. Forese(3)	103,291	0.2%
70 Valley Stream Parkway
Malvern, PA 19355
Patrick W. Gross(3)(4)(5)	681,070	1.6%
4050 Legato Road
Fairfax, VA 22033
Vernon Irvin(4)	10,000	0.0%
4050 Legato Road
Fairfax, VA 22033
Dorothy Leonard(3)	20,713	0.0%
Harvard University Graduate School
of Business
522 Soldiers Field Road
Morgan Hall T93
Boston, MA 02163
W. Walker Lewis(3)	29,798	0.1%
399 Park Avenue, 19th Floor
New York, NY 10022
Frederic V. Malek(3)	43,842	0.1%
901 15th Street, N.W., Suite 350
Washington, D.C. 20004
Alfred T. Mockett(3)(4)	307,000	0.7%
4050 Legato Road
Fairfax, VA 22033
Donna S. Morea(4)	53,962	0.1%
4050 Legato Road
Fairfax, VA 22033
Frank A. Nicolai(3)(4)(6)	340,554	0.8%
4050 Legato Road
Fairfax, VA 22033
William M. Purdy(3)(4)	99,813	0.2%
4050 Legato Road
Fairfax, VA 22033
Ronald L. Schillereff(4)	10,933	0.0%
4050 Legato Road
Fairfax, VA 22033

	Amount of	Percent of
	Beneficial	Outstanding
Name and Address of Beneficial Owner	Ownership(1)	Shares(2)

Larry R. Seidel(4)(7)	189,330	0.5%
4050 Legato Road
Fairfax, VA 22033
Alan G. Spoon(3)(8)	16,166	0.0%
1000 Winter Street, Suite 3350
Waltham, MA 02451
Paul A. Turner(4)	9,143	0.0%
4050 Legato Road
Fairfax, VA 22033
Westport Asset Management, Inc.(9)	3,234,200	7.7%
253 Riverside Avenue
Westport, CT 06880
Merrill Lynch & Co., Inc.(10)	2,758,045	6.6%
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381
All executive officers and directors	1,926,156	4.6%
as a group (sixteen persons)

(1)	The amount of beneficial ownership includes stock options granted to directors and executive officers which have vested and are or will become exercisable within 60 days of April 19, 2002. Accordingly, Mr. Altobello has 16,416 options vested and exercisable; Mr. Forese has 15,166 options vested and exercisable; Mr. Gross has 7,500 options vested and exercisable; Dr. Leonard has 13,333 options vested and exercisable; Mr. Lewis has 14,000 options vested and exercisable; Mr. Malek has 16,749 options vested and exercisable; Mr. Mockett has 100,000 options vested and exercisable; Ms. Morea has 15,058 options vested and exercisable; Mr. Nicolai has 7,500 options vested and exercisable; Mr. Purdy has 21,750 options vested and exercisable; Dr. Schillereff has 10,933 options vested and exercisable; Mr. Seidel has 34,000 options vested and exercisable; Mr. Spoon has 13,166 options vested and exercisable; Mr. Turner has 9,000 options vested and exercisable; and neither of Mr. Brittain nor Mr. Irvin has options that are vested and exercisable. All executive officers and directors as a group (sixteen persons) have beneficial ownership of 294,571 options vested and exercisable within 60 days of April 19, 2002.

(2)	The percentages of Common Stock were calculated to include stock options vested and exercisable. The number of shares of Common Stock was calculated as of April 19, 2002.

(3)	Indicates a director of the Corporation.

(4)	Indicates an executive officer of the Corporation.

(5)	The amount includes 64,875 shares beneficially owned by Mr. Gross’ wife. Mr. Gross disclaims beneficial ownership with respect to the shares owned by his wife, who has the sole power to vote and dispose of such shares. The amount also includes 362,310 shares jointly owned by Mr. and Mrs. Gross, who share joint power to vote and dispose of such shares. Lastly, the amount includes 55,350 shares each owned by two trusts, totaling 110,700 shares, for the benefit of Mr. Gross’ son and daughter, respectively, of which Mr. and Mrs. Gross are co-trustees. Mr. and Mrs. Gross share joint power to vote and dispose of such shares.

(6)	The amount includes 64,124 shares beneficially owned by Ms. Nicolai with respect to which she has sole voting and dispositive power. Mr. Nicolai disclaims beneficial ownership with respect to the shares owned by Ms. Nicolai.

(7)	The amount includes 5,210 shares each owned by two trusts, totaling 10,420 shares, for the benefit of Mr. Seidel’s two daughters. Mr. Seidel does not have the power to vote or dispose of any such shares, and, accordingly, disclaims beneficial ownership with respect to them.

(8)	The amount includes 3,000 shares that are jointly owned by Mr. Spoon and his spouse, who share joint power to vote and dispose of such shares.

(9)	Based solely on the February 14, 2002 filing on Schedule 13G of Westport Asset Management, Inc. (“Westport”), it is the Corporation’s understanding that (i) Westport is a registered investment adviser and a parent holding company, (ii) Westport owns 50% of Westport Advisors LLC, which is also a registered investment advisor (“Westport LLC”), (iii) Westport has sole voting and sole dispositive power with respect to 1,051,500 of the reported shares, Westport and Westport LLC share voting power with respect to 1,829,500 of the reported shares, and Westport and Westport LLC share dispositive power with respect to 2,182,700 of the reported shares, and (iv) the reported shares do not include 12,600 shares owned in the personal securities accounts of employees of Westport and Westport LLC.

(10)	Based solely on the February 5, 2002 filing on Schedule 13G of Merrill Lynch & Co., Inc. (“ML”), it is the Corporation’s understanding that (i) ML is a registered investment adviser and a parent holding company, (ii) ML’s operating division is comprised of a number of entities, including Fund Asset Management, L.P. (“FAM”), Merrill Lynch Investment Managers Limited (“MLIM Limited”), Merrill Lynch Investment Managers, L.P. (“MLIM LP”) and QA Advisor L.L.C. (“QA”), each of which are also registered investment advisors, (iii) ML does not have sole voting or sole dispositive power with respect to any of the reported shares and (iv) ML shares voting power and dispositive power with FAM, MLIM Limited, MLIM LP and/or QA with respect to all of the reported shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Corporation’s directors, executive officers, and persons who own more than 10% of a registered class of the equity securities of the Corporation (“reporting persons”) file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership, and reports of changes in ownership, of shares of stock, and options to purchase such shares, of the Corporation. Reporting persons are required by Commission rules to furnish the Corporation with copies of all Section 16(a) reports they file.

     Based solely upon a review of Section 16(a) reports furnished to the Corporation for the fiscal year ended December 31, 2001 (the “2001 fiscal year”), and representations by reporting persons that no other reports were required for the 2001 fiscal year, all Section 16(a) reporting requirements were met, except as follows. During 2001, Alfred T. Mockett filed a Form 3 one day late.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the compensation paid or accrued by the Corporation during the two fiscal years ended December 31, 2001, to the following executive officers of the Corporation (“named executive officers”). No named executive officers were executive officers of the Corporation prior to 2000.

Annual Compensation							Long-Term Compensation

							Awards		Payouts

								Shares
							Restricted	Underlying
Name and Principal							Stock	Options (No. of	LTIP	All Other
Position	Year	Salary	Bonus		Other		Award(s)	Shares)(1)	Payout(2)	Compensation(3)

Alfred T. Mockett	2001	$66,667	$1,046,666	(4)	$0		$2,708,100 (5)	517,000 (6)	$0	$0
Chairman of
the Board of
Directors and
Chief Executive
Officer and Director
William M. Purdy	2001	$400,000	$150,000	(7)	$0		$0	72,500 (8)	$0	$8,593
President, Chief	2000	358,958	0		0		0	14,600	0	8,731
Operating Officer,
Director and Formerly
Interim Chief Executive
Officer
Donna S. Morea	2001	$400,000	$150,000	(7)	$0		$0	0	$0	$8,593
Executive Vice	2000	355,624	360,750	(9)	0		0	9,000	1,082,250	8,731
President
Paul A. Turner	2001	$400,000	$150,000	(7)	$0		$0	0	$0	$0
Executive Vice	2000	357,500	0		162,500	(10)	0	0	0	0
President and Chief
Technology Officer
Larry R. Seidel	2001	$400,000	$150,000	(7)	$0		$0	0	$0	$8,593
Executive Vice	2000	358,958	0		0		0	0	0	8,731
President and Corporate
Development
Officer
Gregory S. Hero	2001	$400,000	$150,000	(7)	$0		$0	0	$0	$8,593
Formerly	2000	358,958	0		0		0	0	0	8,731
Executive Vice
President

(1)	Each of these awards of shares of Common Stock is associated with performance under individual or group incentive compensation plans and was made by the appropriate Board committee pursuant to a stockholder-approved stock option plan unless otherwise indicated.

(2)	All amounts represent the final cash payment for successful completion of multi-year performance indicators of individual incentive compensation plans.

(3)	These amounts represent the Corporation’s contribution to special individual retirement accounts pursuant to the AMS Simplified Employee Pension/IRA Plan (the “IRA Plan”).

(4)	This amount consists of a hiring bonus, which is payable over two years, and a pro-rated annual bonus for 2001, which was paid in 2002. With respect to the hiring bonus, an initial payment of $880,000 was paid to Mr. Mockett in December 2001. The remaining $120,000 will be paid on December 31, 2002.

(5)	This award represents a hiring grant of 177,000 deferred stock units, which are rights to receive restricted stock, on December 1, 2001. Based on the closing price of Common Stock at December 31, 2001, the deferred stock units were worth $3,200,160. The deferred stock units vest ratably on each of the first, second, third and fourth anniversary of December 1, 2001. The deferred stock units will be credited with dividend equivalents if AMS pays dividends on Common Stock. Dividends may be paid on the restricted stock once received.

(6)	This amount consists of awards of options to purchase Common Stock, which were granted in connection with the terms of an employment agreement.

(7)	This amount represents an executive retention award made pursuant to the executive’s employment agreement with AMS.

(8)	This award represents a grant by the Compensation Committee upon the appointment of the executive to a new position as Chief Operating Officer and President.

(9)	This amount was awarded based on the achievement of annual performance goals under a multi-year incentive compensation plan.

(10)	This amount represents a special hiring bonus.

Option Grants in Fiscal 2001

     Shown below is information concerning stock option grants to the Corporation’s named executive officers who were granted options on Common Stock during the Corporation’s 2001 fiscal year.

	Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of Stock
	Shares	Options			Price Appreciation for Option
	Underlying	Granted to	Exercise or		Term Compounded Annually
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal 2001	($/Share)(1)	Date	5%	10%

Alfred T. Mockett	417,000 (2)	39.54%	$15.30	12/01/11	$4,012.411	$10,168,236
	100,000 (3)	9.48%	$15.30	12/01/11	$962,209	$2,438,426
William M. Purdy	72,500 (4)	6.87%	$13.96	09/21/11	$636,504	$1,613,027
Larry R. Seidel	0	0	0	N/A	$0	$0
Gregory S. Hero	0	0	0	N/A	$0	$0
Donna S Morea	0	0	0	N/A	$0	$0
Paul A. Turner	0	0	0	N/A	$0	$0

(1)	Each option grant was awarded with an exercise price equal to the market value of the Common Stock on the date of the grant.

(2)	Such option grant represents a hiring grant and was made by the appropriate Board committee. One quarter of the options will vest on each of the third, fifth, seventh and eighth anniversaries of December 1, 2001.

(3)	Such option grant was made under Plan F by the appropriate Board committee. The options vested in their entirety on December 1, 2001.

(4)	Such option grant was made under Plan F upon the appointment of the executive to a new position.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

     Shown below is information with respect to exercises by the Corporation’s named executive officers during the Corporation’s 2001 fiscal year of options to purchase shares of Common Stock pursuant to Plan F, and earlier stock option plans. Also shown is information with respect to certain unexercised options to purchase shares of Common Stock held by the Corporation’s named executive officers as of the end of the Corporation’s 2001 fiscal year.

	Number
	of		Number of Shares Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired		End of Fiscal Year 2001		End of Fiscal 2001(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alfred T. Mockett	0	$0	100,000	417,000	$278,000	$1,159,260
William M. Purdy	0	$0	25,556	74,444	$2,610	$298,700
Larry R. Seidel	0	$0	40,750	0	$3,915	$0
Gregory S. Hero	0	$0	29,881	40,379	$8,979	$0
Donna S. Morea	0	$0	17,168	2,235	$0	$0
Paul A. Turner	0	$0	9,000	21,000	$0	$0

(1)	Based on the market value of the Common Stock on the last trading day of 2001 (as measured by the closing bid price of $18.08 on the National Market of The Nasdaq Stock Market), minus the option’s exercise price.

Long-Term Incentive Plan Awards in Last Fiscal Year

     No long-term incentive plan awards were made to AMS’s named executive officers during the Corporation’s 2001 fiscal year.

Employment, Change in Control and Separation Agreements with Named Executive Officers

     Employment Agreements. AMS has employment agreements with Alfred T. Mockett, William M. Purdy, Larry R. Seidel, Donna S. Morea and Paul A. Turner.

     The initial term of the employment agreement with Mr. Mockett began on December 1, 2001, and will end on November 30, 2004. At the end of each term, the agreement will renew automatically for an additional one-year term unless either party terminates the agreement within one year of the end of the then-current term. Under the employment agreement, Mr. Mockett’s annualized base salary for 2001 was $800,000. The base salary will be reviewed annually by the Compensation Committee; provided, however, that the Compensation Committee may not reduce the base salary without Mr. Mockett’s consent. In addition to his base salary, the employment agreement provides Mr. Mockett with a pro-rated annual bonus for 2001 equal to 70% of his base salary, or about $47,000, and performance-based annual bonuses for 2002 and later years with a target percentage of 70% of his base salary. In addition, Mr. Mockett will be eligible to participate in long-term incentive compensation plans having an annual potential value of approximately 150% of his base salary plus target annual bonus. Under his employment agreement, Mr. Mockett was also granted a stock option for 100,000 shares of AMS Common Stock, plus $1 million in cash payable in part in 2001 and 2002. The stock option is fully vested and has an exercise price per share of $15.30. The employment agreement also provides for hiring grants to compensate Mr. Mockett for the loss of retirement benefits and restricted stock caused by his termination of employment with his previous employer. These grants consist of a right to receive 177,000 shares of AMS Common Stock in the form of deferred stock units, and a stock option for 417,000 shares of AMS Common Stock. The deferred stock units vest over Mr. Mockett’s first four years of employment. The stock option vests over Mr. Mockett’s third through eighth years of employment, and has an exercise price per share of $15.30. Any unvested grants will vest automatically if AMS fails to extend the term of the employment agreement at the end of a term. The employment agreement also contains confidentiality and non-solicitation provisions.

     AMS may terminate Mr. Mockett’s employment for cause if, after notice and a hearing by the Board, the Board determines that he has engaged in conduct justifying termination for cause (as defined in the agreement). If AMS terminates Mr. Mockett’s employment without cause, AMS must provide certain severance benefits, including a cash severance benefit equal to 200% of his base salary plus his average annual bonus or target annual bonus, whichever is greater. Upon such termination without cause, AMS will retain 25% of the severance benefit for 12 months to help enforce compliance with the confidentiality and non-solicitation provisions in the employment agreement. Any constructive termination of employment by AMS is treated as an involuntary termination without cause. In order to receive the cash severance benefit, Mr. Mockett must execute a waiver of substantially all employment-related claims against AMS.

     The employment agreements with Messrs. Seidel and Turner and Ms. Morea are substantially similar to each other. The initial term of each agreement began on January 1, 2001, and will end on June 30, 2002.

     Under the employment agreements, each of Messrs. Seidel and Turner and Ms. Morea was entitled to a base salary of $375,000 for 2001. The Compensation Committee increased the amount of their base salaries to $400,000 during 2001. No increase in salary was granted for 2002. In addition to his or her base salary, each such named executive officer received a retention bonus of $150,000 on June 30, 2001, and will receive an additional retention bonus of $250,000 if he or she is an employee in good standing on June 30, 2002. The arrangement for retention bonuses was made during the period of uncertainty surrounding the search for a new Chief Executive Officer. The employment agreements provide that Messrs. Seidel and Turner and Ms. Morea will be eligible to participate in incentive compensation plans. The employment agreements also contain confidentiality and non-solicitation provisions.

     AMS may terminate the employment of any of Messrs. Seidel and Turner and Ms. Morea for cause if, after notice and a hearing by the Board, the Board determines that such named executive officer has engaged in conduct justifying termination for cause (as defined in their respective agreements). If AMS terminates any such named executive officer without cause, AMS must provide certain severance benefits, including a cash severance benefit that equals 250% of the executive’s base salary if the termination occurs on or before June 30, 2002 and 100% of the executive’s base salary if the termination occurs after June 30, 2002. Upon such termination without cause, AMS will retain 25% of any severance benefit for 12 months to help enforce compliance with the confidentiality and non-solicitation provisions in the employment agreements. Any constructive termination of employment by AMS is treated as an involuntary termination without cause. In order to receive the cash severance benefit, the executive must execute a waiver of substantially all employment-related claims against AMS.

     AMS has notified Messrs. Seidel and Turner and Ms. Morea that it will not extend the term of the employment agreements beyond June 30, 2002, and is preparing new agreements that will replace the existing agreements.

     The employment agreement with Mr. Purdy contains substantially the same provisions as the employment agreements with Messrs. Seidel and Turner and Ms. Morea, with the following differences. First, the initial term of the agreement extends through December 31, 2004. Second, the employment agreement provides that Mr. Purdy’s base salary for 2002 is increased to $600,000 to reflect his promotion to Chief Operating Officer of AMS, and provides for him to receive performance-based annual bonuses for 2002 and later years, with a target percentage of 60% of his base salary. Third, the employment agreement provides for long-term incentive compensation plans for Mr. Purdy with an annual potential value of approximately 125% of his base salary plus target annual bonus. Finally, the employment agreement provides that, if AMS terminates Mr. Purdy without cause, his severance benefit will be 200% of his base salary. In addition to his base salary, Mr. Purdy received a retention bonus of $150,000 on June 30, 2001, and will receive an additional retention bonus of $250,000 if he is an employee in good standing on June 30, 2002.

     Change in Control Retention Agreements. AMS also has change in control retention agreements with Messrs. Purdy, Seidel and Turner and Ms. Morea. Under these agreements, if AMS terminates any of such named executive officers for any reason, other than gross misconduct, or if any such executive terminates employment with AMS for good reason not involving gross misconduct, and the termination is within one year of a change in control, AMS will be required to make a payment to that executive. The payment to each such named executive officer is equal to two times the sum of the executive’s base salary immediately before the change in control, plus two shares of incentive compensation, which are calculated based on the target percentage set forth in such executive’s incentive compensation plan, plus an amount to compensate for any excise taxes on the payment. In order to receive the payment, the executive must execute a waiver of substantially all employment-related claims against AMS. Such named executive officers may not receive severance benefits under both their employment agreements and their change in control retention agreements. The new employment agreements with the named executive officers will include a similar change in control severance benefit. Thus, the existing change in control retention agreements will be terminated once the new employment agreements go into effect in July 2002.

     Mr. Mockett’s employment agreement provides a change in control severance benefit similar to the benefits provided in the change in control retention agreements with Messrs. Purdy, Seidel and Turner and Ms. Morea, except that the combined severance benefit and change-in-control benefit is 300% of Mr. Mockett’s base compensation plus target annual bonus.

     Separation Agreement. In February 2002, AMS entered into a letter agreement with Gregory S. Hero, former Executive Vice President of AMS, in connection with his departure. Under the terms of the agreement, AMS was obligated to pay Mr. Hero a severance benefit of $1,331,250 (less taxes).

EQUITY COMPENSATION

     The following table summarizes the equity compensation plan information of the Corporation for the fiscal year ended December 31, 2001.

Number ofsecurities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in
Plan Category	and rights	and rights	column (a))

	(a)	(b)	(c)
Equity compensation plans previously approved by stockholders	4,142,145	$24.27	1,387,423
Equity compensation plans not previously approved by stockholders(1)	596,500	$17.52	840,500
Total	4,738,645	$23.42	2,227,923

(1)	The Corporation has a Restricted Stock Plan that has 342,300 shares awarded (and no additional shares available for award) which vest over a period of 2-3 years. If employees leave the Corporation prior to vesting, their shares are forfeited. In addition, the Corporation has awarded 177,000 deferred stock units to the chief executive officer of the Corporation that vest over a period of 1-4 years.

     Narrative descriptions of the plans are contained in Note 5 to the Corporation’s consolidated financial statements for the year ended December 31, 2001, which is part of the Corporation’s 2001 Annual Report on Form 10-K.

     Notwithstanding anything to the contrary set forth in any of AMS’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee report, Audit Committee report and Performance Graph shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

Composition and Responsibilities of Compensation Committee

     The Compensation Committee of the Board is responsible for developing and making recommendations to the Board with respect to AMS’s executive compensation policies generally. It is composed entirely of outside directors who have never served as officers of AMS or its affiliates (the “Outside Directors”). The Compensation Committee approves the compensation plans for AMS’s executive officers, including the Chief Executive Officer (the “CEO”), and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee is responsible for the granting and administration of stock options and incentive compensation granted to the executive officers.

     The Compensation Committee has furnished the following report for fiscal 2001:

Compensation Objectives and Philosophy

     The objectives of AMS’s executive compensation program are to provide a level of compensation that will attract and retain executives capable of achieving long-term success for AMS’s stockholders and to structure their compensation packages such that a significant portion generally is tied to the achievement of particular individual and corporate performance targets.

Executive Officer Compensation

     General. AMS’s executive compensation program consists of three main components: (i) annual base salary, (ii) the potential for an annual cash bonus based on Corporation pre-tax income, corporate, business unit, and individual performance, or some combination of these factors, and (iii) the opportunity to earn stock options, which are intended to encourage the achievement of superior results over time and to align executive officer and stockholder interests. In addition to research and recommendations furnished by AMS’s senior management, the Compensation Committee has relied, among other things, on information furnished through executive compensation surveys conducted by recognized compensation consulting firms, and information known to various members of the Board. It also has received advice and counsel from a recognized executive compensation consulting firm. The Compensation Committee compares salaries and other elements of executive compensation with the compensation paid to executives in technology and consulting firms that are actual competitors of AMS. Many of these companies are in the Goldman Sachs Technology Index, the peer index chosen by AMS for comparison in the “Stockholder Return Performance Graph” below. They include, for example, consulting and system integration companies.

     The executive officers, including the CEO, are eligible for the same benefits, including group health and life insurance and participation in the IRA Plan, as are available generally to AMS’s professional staff, except for the additional benefits set forth in their employment agreements and change in control retention agreements, and except that they do not participate in AMS’s Employee Stock Purchase Plan. In addition, executive officers whose compensation is subject to Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) are not eligible to receive profit-sharing awards under AMS’s Restricted Stock and Stock Bonus Plan (the “Restricted Stock Plan”), a stock award plan. AMS does not provide material perquisites to any of its executive officers.

     Annual Base Salary. The Compensation Committee determines the annual base salary of each of AMS’s executive officers, including the CEO. The same principles are applied in setting the salaries of all executive officers to ensure that salaries are competitively established. Salaries are determined by considering the executive officer’s individual achievements, duties and responsibilities within AMS and his or her business unit, and the executive officer’s impact on the operations and profitability of AMS. Unlike with respect to AMS’s incentive compensation arrangements, the Compensation Committee does not consider achievement of specific corporate performance factors in establishing base salaries for its executive officers, except that, based on weaker than expected corporate performance in 2001, no merit increases in base salaries were granted for 2002.

     Incentive Compensation Plans. In 2001, AMS adopted and the stockholders approved the American Management Systems, Incorporated 2001 Executive Incentive Compensation Plan (the “2001 IC Plan”). The 2001 IC Plan was designed to provide compensation that fit within the statutory exemption in Section 162(m) for performance-based compensation. Based on corporate performance in 2001, no compensation was paid out under the 2001 IC Plan.

Policy on Deductibility of Compensation

     Under Section 162(m), the allowable deduction for compensation paid or accrued with respect to persons who as of the end of the year are employed as the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation is limited to no more than $1 million per year. This limitation does not apply to compensation payable under certain performance-based compensation plans approved by stockholders, including stock options issuable under Plan F or earlier stock option plans and the 2001 IC Plan. The Compensation Committee makes every reasonable effort to minimize the adverse effects of Section 162(m) on the after-tax income of AMS, but occasionally authorizes grants and payments that are subject to the limitations of that section when such actions are consistent with the Compensation Committee’s goals.

Chief Executive Officer Compensation

     The Chief Executive Officer’s annual base salary is established by the Compensation Committee using the same criteria as discussed above for the executive officers, except that under his employment agreement his base salary may not be reduced during the term of the agreement. As specified in the employment agreement, Mr. Mockett received a salary of $66,667 after beginning work on December 1, based on an annualized base salary for 2001 of $800,000. His base salary has not changed for 2002. As specified in the employment agreement, Mr. Mockett also received a stock option for 100,000 shares of AMS Common Stock, a pro-rated annual bonus of $46,666, plus a signing bonus of $1 million in cash payable in part in 2001 and 2002. Mr. Mockett’s employment agreement also provides for hiring grants to compensate Mr. Mockett for the loss of retirement benefits and restricted stock caused by his termination of employment with his previous employer. These grants consist of a right to receive 177,000 shares of AMS Common Stock in the form of deferred stock units, and a stock option for 417,000 shares of AMS Common Stock.

     William M. Purdy, who served as Interim Chief Executive Officer of the Corporation from October 2000 until December 2001, received an annual base salary of $400,000 for 2001. In addition to his base salary, Mr. Purdy received a retention bonus of $150,000 on June 30, 2001, and will receive an additional retention bonus of $250,000 if he is an employee in good standing on June 30, 2002. He also received for his new position a stock option grant for 72,500 shares of AMS Common Stock, which vests over a period of four years.

Daniel J. Altobello (Chairman) James J. Forese Dorothy Leonard W. Walker Lewis Frederic V. Malek Alan G. Spoon

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors in June 2000. The members of the Committee are James J. Forese (Chairman), Daniel J. Altobello, Dorothy Leonard and Alan G. Spoon. The Committee recommends to the Board of Directors the selection of the Corporation’s independent auditors.

     Management is responsible for the Corporation’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees).

     The Corporation’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the firm’s independence.

     Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the Communication with Audit Committees Report from the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Commission.

James J. Forese (Chairman) Daniel J. Altobello Dorothy Leonard Alan G. Spoon

STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph and table provide a comparison of the cumulative total return on the Common Stock of the Corporation for the five-year period beginning December 31, 1996, with returns on the Standard & Poor’s 500 Composite Index, the Computer Software Sector Index of the Hambrecht & Quist Technology Stock Index (the “Original Index”) and the Services Sector Index of the Goldman Sachs Technology Index (the “GSTI Services Index”). As of April 5, 2002, the Original Index was discontinued. As a result, the Corporation has chosen to use the GSTI Services Index, which is composed largely of consulting and system integration companies, because the Corporation believes that the GSTI Services Index most accurately reflects the Corporation’s true line of business. The graph and table assume that the value of the investment in the Common Stock of the Corporation and each of the aforementioned indices on December 31, 1996, was $100 and that all cash dividends were reinvested, although the Corporation has never paid cash dividends on the Common Stock. The historical stock price performance of the Common Stock of the Corporation shown below is not necessarily indicative of future stock price performance.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

AMSY Common Stock	$100	$80	$163	$128	$81	$74

S&P 500 Composite Index	$100	$133	$171	$208	$189	$166

Hambrecht & Quist Technology/Software	$100	$121	$158	$359	$269	$176

The Goldman Sachs Technology Index/Services	$100	$115	$144	$181	$163	$173

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

Committees and Meetings

     The Corporation has a standing Executive Committee, Stock Option/Award Committee, Compensation Committee, Audit Committee and Nominating Committee.

     The Executive Committee is presently composed of four directors, all of whom are executive officers of the Corporation: Patrick W. Gross (Committee Chairman), Alfred T. Mockett, William M. Purdy and Frank A. Nicolai. The Executive Committee generally has the power to authorize all corporate actions that the Board of Directors has the power to authorize, except as may be limited by law. The Executive Committee did not meet during 2001.

     The Stock Option/Award Committee is presently composed of two directors, both of whom are executive officers of the Corporation: Alfred T. Mockett (Committee Chairman) and William M. Purdy. The Stock Option/Award Committee administers the Corporation’s employee stock option plans, except as noted below. These directors are eligible to receive options under the plans, but options, if any, awarded to them are granted and administered by the Compensation Committee. The Stock Option/Award Committee also administers the Restricted Stock Plan. Directors and executive officers are not eligible to participate in the profit sharing programs under the Restricted Stock Plan. The Stock Option/Award Committee meets as required and met twice during 2001.

     The Compensation Committee is presently composed of the six Outside Directors: Daniel J. Altobello (Committee Chairman), James J. Forese, Dorothy Leonard, W. Walker Lewis, Frederic V. Malek, and Alan G. Spoon. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation’s executive compensation policies generally. The Compensation Committee approves the compensation plans for the Corporation’s executive officers, including the Chief Executive Officer, and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee alone is responsible for the granting and administration of stock options granted to the executive officers and to the Controller. In 2001, the Compensation Committee met four times.

     The Audit Committee is presently composed of four Outside Directors: James J. Forese (Committee Chairman), Daniel J. Altobello, Dorothy Leonard, and Alan G. Spoon. All of the members of the Audit Committee are independent in accordance with Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee has the responsibility for making recommendations to the Board of Directors as to the independent accountants of the Corporation; for reviewing with the independent accountants, upon completion of their audit, the scope of their examination, any recommendations they may have for improving internal accounting controls, management systems, or choice of accounting principles, and other matters; and for reviewing generally the accounting control procedures of the Corporation. The Board adopted a written charter for the Audit Committee in June 2000. The Audit Committee met four times in 2001.

     The Nominating Committee is presently composed of three Outside Directors: W. Walker Lewis, Frederic V. Malek and Alan G. Spoon (Committee Chairman). The Nominating Committee is responsible for making recommendations to the Board of Directors with respect to stockholder proposals, nominations for elections of directors, officers, senior management succession plans and appointments of such other employees as may be referred to the Nominating Committee. The Nominating Committee recommends nominees whose election as directors at the annual stockholders meeting will be recommended by the Board of Directors. The Nominating Committee was created in December 2001 and, as a result, did not meet during the 2001 fiscal year.

     The Board of Directors met six times during 2001. All members attended all of the meetings of the Board and Committees on which they serve.

Compensation

     Directors who also serve as executive officers of the Corporation are not separately compensated for attending Board meetings. Outside Directors were entitled to receive a meeting fee of $6,000 per Board meeting attended, plus travel expenses, and such fees and expenses were, in fact, paid for all meetings attended during fiscal

2001. In addition, Outside Directors were paid an annual retainer of $6,000 during fiscal 2001. Under the Corporation’s Outside Directors Stock-for-Fees Plan (the “Stock-for-Fees Plan”), which was approved by stockholders in May 1995, Outside Directors can elect to have the annual meeting fees and retainer, which would otherwise be paid to the Outside Directors in cash, paid in the form of Common Stock. Alternatively, Outside Directors can elect to defer receipt of the annual meeting fees and retainer pursuant to the Corporation’s Outside Director Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the terms of the Deferred Compensation Plan, Outside Directors making such an election would be credited with earnings on amounts deferred at an interest rate based on a corporate bond index and such interest rate would be increased by 300 basis points if the Corporation achieved certain annual performance goals. Mr. Lewis elected to have his meeting fees for the six Board meetings he attended during 2001 paid in the form of Common Stock pursuant to the Stock-for-Fees Plan.

     The following is a summary of the stock options that have been granted to Outside Directors pursuant to the Corporation’s stock option plans. The number of shares subject to grant, and subject to outstanding options, are adjusted when stock splits occur. All options granted to Outside Directors vest at the rate of 1/60th a month for each month the Outside Director continues to serve as a director, except as otherwise indicated.

     Under AMS’ 1996 Stock Option Plan F, as amended, the Compensation Committee is permitted to grant stock options to Outside Directors on a discretionary basis. On September 21, 2001, each Outside Director was granted 7,500 options to purchase shares of Common Stock, all of which vested immediately upon the date of grant. In addition to those granted on September 21, 2001, Ms. Leonard was granted 5,000 options under Plan F on August 1, 2001 and Mr. Spoon was granted 5,000 options under Plan F on September 20, 2001. In 2001, the Compensation Committee also awarded extra fees to the outside directors for their valuable service in connection with the search for AMS’s Chief Executive Officer. Specifically, Mr. Altobello received $60,000, each of Mr. Forese and Ms. Leonard received $35,000 and each of Messrs. Malek, Spoon and Walker received $25,000.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     Daniel J. Altobello, James J. Forese, Dorothy Leonard, W. Walker Lewis, Frederic V. Malek, and Alan G. Spoon served as members of the Compensation Committee during fiscal year 2001 and continue to serve as members. Mr. Altobello is Chairman of the Compensation Committee.

     During 2001, there were no Compensation Committee interlocks, and there was no insider participation in the executive compensation decisions of the Corporation.

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In anticipation of the resignation of Frank Nicolai effective July 1, 2002, the Corporation has entered into a consulting arrangement with Mr. Nicolai under which Mr. Nicolai will provide consulting services to the Corporation for a period of 24 months and will receive $50,000 per month in consideration of those services. Payments under the consulting agreement would accelerate if a successor to the Corporation did not assume the Corporation's obligations under the agreement.

PROPOSAL TO APPROVE AMENDMENTS TO 1996 AMENDED STOCK OPTION PLAN F

Introduction and Summary Description of Proposed Amendments

     AMS’s 1996 Stock Option Plan F (“Plan F”) was adopted by the Board on April 3, 1996, and was approved by AMS’s stockholders on May 10, 1996. Plan F was first amended in 1997 and was further amended in 1999, 2000 and 2001. Plan F was again amended by the Board on February 22, 2002 and April 28, 2002, subject in certain respects to stockholder approval of the amendments at the annual meeting of stockholders on June 7, 2002. AMS’s stockholders now are being asked to approve certain of the amendments to Plan F that were approved by the Board on February 22, 2002 and April 28, 2002 (the “Amendments”). The Amendments would (i) clarify the existing prohibition against repricing options by any means without stockholder approval and (ii) change the limitation on the maximum number of shares of AMS Common Stock that may be subject to options granted under the Plan to any “covered employee” from 100,000 shares over the lifetime of the plan to 500,000 during any two consecutive calendar years.

     The Board believes that the Amendments will further the purposes of Plan F, which are (i) to offer to those employees who contribute materially to the successful operation of AMS additional incentive and encouragement to remain in the employ of AMS by increasing their personal participation in AMS through stock ownership, (ii) to provide an alternative means of compensating key employees whose performances contribute significantly to the success of AMS, and (iii) to attract and retain directors who have not at any time been officers or employees of AMS (i.e., Outside Directors) and to compensate the Outside Directors for service to AMS.

     The text of Plan F, as proposed to be amended (the “Proposed Plan”) and incorporating the Amendments in italics, is set forth in Exhibit A to this Proxy Statement, and the following description of Plan F is qualified by reference to such text.

Summary Description of Plan F

     Plan F as currently in effect (the “Current Plan”) provides that options to purchase shares of AMS Common Stock may be granted to any key employee (including officers and directors) of AMS and its subsidiaries who meets minimum salary and other requirements established by the Board. “Outside Directors” also are eligible to receive options under the Current Plan. The Current Plan defines “Outside Directors” generally as directors who have not at any time been officers or employees of AMS. As of April 19, 2002, 2,178 key employees (i.e., ten executive officers, eight Senior Vice Presidents, 162 Vice Presidents, 571 Senior Principals, and 1,427 Principals, including persons in comparable positions) and six Outside Directors were eligible to participate in the Current Plan.

     The Current Plan provides that it shall be administered by the Board or the Stock Option/Award Committee, or, in the case of certain officers, directors and covered employees (within the meaning of Section 162(m)), by the Compensation Committee. In accordance with the provisions of the Current Plan, the Board or the appropriate Committee has the authority to determine which employees shall be granted options, whether the options are nonqualified stock options (“NSOs”) or incentive stock options (“ISOs”), the times at which options are granted, the exercise prices of options, the numbers of shares subject to options, the times at which or the periods over which options vest, the times at which options terminate, and whether the exercise price of an option will be paid in cash or stock.

     Under the Current Plan, options may be granted to key employees and Outside Directors as the Board or the appropriate Committee may determine. The Current Plan authorizes the issuance of options to purchase a maximum of 5,800,000 shares, subject to adjustment for future capital changes. Of this number, 1,543,405 shares remained available as of April 19, 2002 for issuance pursuant to options granted thereunder. The maximum number of shares that may be subject to options granted under the Current Plan to any “covered employee” (as defined in Section 162(m)) during the life of such Plan is 100,000 shares, subject to adjustment for future capital changes. The Proposed Plan would change this limit to 500,000 shares during any two consecutive calendar years.

     Under the Current Plan, options are exercisable only to the extent that they are vested. For employees, the Board or the appropriate Committee selects a vesting schedule over a period of up to ten years or provides for vesting upon the attainment of specified performance goals or other events. For Outside Directors, the Board or the appropriate Committee selects a vesting schedule or provides for immediate vesting. Under the Current Plan, all options expire no later than ten years after the date of grant.

     Options may be amended under the Current Plan to advance the date on which the option vests. If an option is so amended, the amendment also may provide that the shares that would not have been vested under the original vesting schedule shall be subject to repurchase for a period of time by AMS at the original exercise price upon termination of employment of the employee for any reason. If AMS is merged, consolidated, sold, liquidated, or dissolved, the Current Plan also provides for the automatic acceleration of the vesting of options that would have vested within one year of any such event.

     The exercise price of all NSOs granted under the Current Plan is the fair market value of the Common Stock on the date of grant of the option. The exercise price of ISOs is determined by the appropriate Committee and must be at least equal to the fair market value of the Common Stock on the date the ISO is granted, except ISOs granted to ten percent stockholders, in which case the price may not be less than 110% of fair market value. For purposes of the Current Plan, the fair market value of the Common Stock is the closing bid price of the Common Stock as quoted in the National Market of The Nasdaq Stock Market on the date of grant of the option, or, if there is no trade on such date, on the most recent date on which the Common Stock was traded. On April 19,

2002, the closing bid price of the Common Stock was $19.40 per share. The Proposed Plan would specifically state that no adjustment to decrease the exercise price of an outstanding option granted under the Plan, whether by amending the exercise price of the outstanding stock option or by canceling the outstanding stock option and reissuing a replacement or substitute stock option having a lower exercise price, may be made without stockholder approval (except for changes to reflect a stock split or similar transaction, as permitted under the Plan).

     An option is exercised by giving written notice to AMS, specifying the full number of shares of Common Stock to be purchased and tendering payment to AMS of the exercise price. Payment for shares issued upon the exercise of an option may consist of cash or delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to AMS the number of sales or loan proceeds required to pay the exercise price. Under the Current Plan, the Board or the appropriate Committee also has the authority to permit an optionee to pay the exercise price for shares using shares of the Common Stock owned for at least six months, or a combination of cash and such previously-owned stock.

     An option is not transferable during the lifetime of the optionee, other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order (“QDRO”). Unless transferred under a QDRO, an option is exercisable during the optionee’s lifetime only by the optionee.

     Upon termination of an employee’s employment with AMS, all options held by the employee that are not vested and exercisable on the date of termination expire. If the Board or the appropriate Committee determines that an employee has committed certain defined acts of misconduct, such as embezzlement, fraud, dishonesty, breach of fiduciary duty or deliberate disregard of AMS’s rules resulting in loss, damage or injury to AMS, neither the employee nor his or her estate is entitled to exercise any option whatsoever.

     To the extent that options held by an employee are vested and exercisable upon the employee’s termination of employment, shares subject to the options may be purchased during the “exercise period,” after which the options expire. The “exercise period” for NSOs ends on the earlier of (i) the date on which the NSOs expire by their terms and (ii) (a) except in the case of death, disability, or resignation following completion of ten or more years of continuous service, thirty days after termination, or (b) in the case of death, disability, or resignation following completion of ten or more years of continuous service, one year after termination. The “exercise period” for ISOs ends on the earlier of (i) the date on which the ISOs expire by their terms and (ii) (a) except in the case of death or disability, thirty days after termination and (b) in the case of death or disability, one year after termination.

     Upon termination of an Outside Director as a member of the Board due to death or disability, all options held by the Outside Director will become fully vested and exercisable. Upon termination due to resignation immediately following completion of a period of ten or more years of continuous service, all options held by the Outside Director that are not already vested and exercisable continue to vest during the “exercise period” as if the Outside Director had remained a member of the Board during that period. Upon termination for any other reason, all options held by the Outside Director that are not vested and exercisable on the date of such termination expire.

     To the extent that options held by an Outside Director are vested and exercisable upon termination or become vested and exercisable during the “exercise period”, shares subject to the options may be purchased during such period, after which the options expire. The “exercise period” for this purpose ends on the earlier of (i) the date on which the stock option expires by its terms, or (ii) (A) when termination is due to death, disability, or resignation immediately following completion of a period of ten or more years of continuous service, one year after termination, or (B) when termination is due to any other reason, thirty days after termination.

     The 30-day exercise period following termination of employment or termination as a member of the Board can be extended up to six months in an option agreement.

     Under the Current Plan, the Board may, at any time, amend such Plan or the terms of options granted under such Plan, except that, among other things, no amendment may be made without approval of the stockholders to the extent required by Section 162(m).

Tax Consequences

     Information regarding the federal income tax consequences to AMS and to optionees of options granted under Plan F follows. This information is not intended to be exhaustive and is only intended to briefly summarize the federal income tax statutes, regulations and currently available agency interpretations thereof, and is intended to apply to Plan F as normally operated. It is recommended that optionees consult their own professional tax advisors for personal and specific advice about options.

     An optionee has no tax consequences from the grant of an NSO. Upon exercise of an NSO, the optionee has compensation income taxable at ordinary income tax rates on the amount by which the fair market value of the shares received as of the date of exercise exceeds the exercise price. AMS is entitled to a deduction equal to the amount of compensation income to the optionee. Upon the sale of Common Stock acquired through the exercise of an NSO, any difference between the amount realized and the fair market value of the Common Stock as of the date of exercise will be capital gain or loss.

     An employee is not taxed upon the grant of an ISO. Except for the possible imposition of the alternative minimum tax, an optionee is not taxable on the exercise of an ISO, either. Unlike the exercise of an NSO, AMS is not entitled to a deduction with respect to an ISO unless the optionee engaged in a “disqualifying disposition,” which is described below. Upon a sale of shares acquired upon exercise of an ISO, the employee recognizes capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale and the exercise price, provided the sale occurs at least two years after the grant of the ISO and at least one year after the exercise of the ISO. If these holding periods are not satisfied, the sale of shares acquired upon exercise of an ISO is a “disqualifying disposition.” If the sale is a disqualifying disposition, the excess of the fair market value of the shares on the date the ISO was exercised over the exercise price is compensation income taxable at ordinary income tax rates, and any excess of the sale price of the shares over the fair market value of the shares on the date the ISO was exercised is capital gain. AMS is entitled to a deduction equal to the amount of compensation income taxable to the optionee. The excess of the fair market value of the shares at the time of exercise over the exercise price of the ISO increases the optionee’s alternative minimum taxable income.

     If an optionee who is subject to the “short-swing profit liability” rules under Section 16(b) of the Exchange Act purchases shares of AMS Common Stock within six months before the optionee exercises an option, the tax consequences of exercising the option that normally occur on the option exercise date may be delayed. In such a case, unless the optionee makes an election under Section 83(b) of the Internal Revenue Code to avoid the delay, the tax consequences that normally occur on the exercise date of an option will occur on the first date on which a sale of the shares of Common Stock acquired upon exercise of the option would not subject the optionee to liability under Section 16(b) of the Exchange Act.

Vote Required

     The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting or represented by Proxy and entitled to vote to approve the Amendments is required for approval of such amendments. The Board has unanimously adopted a resolution approving the Amendments, and directed that they be submitted to the stockholders for their consideration. The members of the Board and AMS’s executive officers have advised AMS that they intend to vote all shares in their control in favor of the Amendments. In the event that the Amendments are not approved by the stockholders of AMS at the Annual Meeting, the Board will reconsider the Amendments; unless and until the Board takes further action with respect to the Amendments, Plan F will remain in effect in accordance with its terms.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 1996 AMENDED STOCK OPTION PLAN F (ITEM 2 ON THE PROXY).

INDEPENDENT PUBLIC ACCOUNTANTS

General

     A representative from Deloitte & Touche LLP, independent certified public accountants to the Corporation, is expected to be present at the Annual Meeting, will have an opportunity to make a statement should the representative desire to do so, and is expected to be available to respond to appropriate questions during such Meeting.

     The Board of Directors has not yet appointed an accounting firm to audit the accounts of the Corporation for the fiscal year ending December 31, 2002. The Board of Directors, upon the recommendation of the Audit Committee, expects to make such appointment at its regularly scheduled meeting in September 2002.

Audit Fees

     During the 2001 fiscal year, the Corporation retained its principal independent accountant, Deloitte & Touche LLP, to provide services in the following categories and amounts:

Audit Fees	$757,217
Financial Information Systems Design and Implementation Fees	$0
All Other Fees(1)	$753,341

(1)	This amount includes $649,373 for tax strategy consulting and $103,968 for other consulting services.

     The Audit Committee has considered whether the provision of non-audit services by the Corporation’s principal independent accountant is compatible with maintaining the principal accountant’s independence.

OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated above. If any other business should come before the Annual Meeting, including a vote to adjourn or postpone such Meeting, the persons named in the enclosed Proxy will vote thereon at the Meeting, or any adjournment or postponement thereof, as they determine to be in the best interests of the Corporation.

PROPOSALS FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

     Under the rules of the Commission, the date by which proposals of stockholders of the Corporation intended to be presented at the 2003 annual meeting of stockholders must be received by the Corporation for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors is January 7, 2003. Stockholder proposals should be submitted to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

     Under the Corporation’s By-laws (the “By-laws”), a stockholder must follow certain procedures to nominate persons for election as directors or to propose other business to be considered at an annual meeting of stockholders. These procedures provide that stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely received by the Secretary of the Corporation. The Secretary of the Corporation generally must receive notice of any such proposal not less than sixty days and no more than ninety days prior to the anniversary of the preceding year’s annual meeting of stockholders. In the case of proposals for the 2003 annual meeting of stockholders, the Secretary of the Corporation generally must receive notice of any such proposal no earlier than March 9, 2003, and no later than April 8, 2003 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, must be received by

January 7, 2003). Generally, such stockholder notice must set forth (a) as to each nominee for director, all information relating to such nominee that is required to be disclosed in solicitations or proxies for election of directors under the proxy rules of the Commission; (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and (c) as to the stockholder, (i) the name and address of such stockholder, (ii) the number of shares of Common Stock which are owned beneficially and of record by such stockholder, (iii) a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, and (iv) a representation as to whether the stockholder intends, or is part of a group which intends, to solicit proxies from other stockholders in support of such nomination or other business. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements imposed by the By-laws shall be disregarded. A copy of the By-laws may be obtained without charge on written request to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

     In addition, the form of proxy solicited by the Board of Directors in connection with the 2003 annual meeting of stockholders will confer discretionary authority to the named proxies to vote on any proposal, unless with respect to a particular proposal the Secretary of the Corporation receives notice of such matter no earlier than March 9, 2003, and no later than April 8, 2003, and such notice complies with the other requirements described in the preceding paragraph.

ANNUAL REPORT

     A copy of the 2001 Annual Report of the Corporation (which includes condensed financial data and a letter to stockholders) accompanies this Proxy Statement. Also enclosed is a copy of the Corporation’s Annual Report on Form 10-K which contains all of the financial information (including the Corporation’s audited financial statements), and certain general information regarding the Corporation. An additional copy of the Corporation’s 2001 Annual Report on Form 10-K may be obtained without charge by writing to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

BY ORDER OF THE BOARD OF DIRECTORS,

Frank A. Nicolai
Secretary

May 7, 2002
Fairfax, Virginia

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REMINDED TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED OR CAST YOUR VOTES BY TELEPHONE AT 1-800-435-6710 OR VIA THE INTERNET AT HTTP://WWW.ePROXY.COM/AMSY. INSTRUCTIONS REGARDING TELEPHONE AND INTERNET VOTING ARE INCLUDED ON THE PROXY.

EXHIBIT A

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
1996 AMENDED STOCK OPTION PLAN F

(As Amended Effective As Of April 28, 2002)

I.    Purposes

     There are three purposes of the 1996 Stock Option Plan F (the “Plan”). The first is to offer to those employees who contribute materially to the successful operation of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the “Corporation”) additional incentive and encouragement to remain in the employ of the Corporation by increasing their personal participation in the Corporation through stock ownership. The second purpose is to provide an alternative means of compensating key employees whose performances contribute significantly to the success of the Corporation. The third is to attract and retain directors who have not at any time been officers or employees of the Corporation (“Outside Directors”) and to compensate such Outside Directors for service to the Corporation. The Plan provides a means whereby optionees may purchase shares of the $0.01 par value common stock of the Corporation (the “Common Stock”) pursuant to options. The options may be either one of two types, (1) “incentive stock options” which will qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or under any applicable successor statute, or (2) “nonqualified stock options,” that is, options which are not intended to qualify as incentive stock options under Section 422 of the Code.

II.   Administration

     Except as otherwise provided in this Section II, the Plan shall be implemented and administered by the Board of Directors of the Corporation (the “Board”) or a Stock Option/Award Committee appointed by the Board and composed of three or more directors of the Corporation.

     The Stock Option/Award Committee may be delegated the authority and discretion to adopt and revise such rules and regulations as it shall deem necessary for the administration of the Plan, and to determine, consistent with the provisions of the Plan, the employees to be granted options, whether such options shall be nonqualified stock options or incentive stock options, the times at which options shall be granted, the exercise price of the shares subject to each option (subject to paragraph D of Section VI), the number of shares subject to each option, the vesting schedule of options or whether the options shall be immediately vested, the times when options shall terminate, and whether the exercise price of options shall be paid in cash or stock. Acts of a majority of the members of the Stock Option/Award Committee at a meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Stock Option/Award Committee, shall be the valid acts of the Stock Option/Award Committee. The Stock Option/Award Committee’s actions, including any interpretation or construction of any provisions of the Plan or any option granted hereunder, shall be final, conclusive and binding unless otherwise determined by the Board at its next regularly scheduled meeting. No adjustment to decrease the exercise price of an outstanding stock option granted under the Plan, whether by amending the exercise price of the outstanding stock option or by canceling the outstanding stock option and reissuing a replacement or substitute stock option having a lower exercise price, may be made without shareholder approval (except as provided in paragraph G of Section VI hereof).

     Notwithstanding any other provision of this Section or the Plan or any documentation governing incentive compensation plans pursuant to which officers may elect to receive options under this Plan, a committee composed of at least two Non-Employee Directors, within the meaning of Rule 16b-3(b)(3) of the Securities and Exchange Commission who also are “outside directors” within the meaning of Section 162(m) of the Code (the “Compensation Committee”), shall have the authority (a) to make awards to directors of the Corporation who are not Outside Directors, to all persons who are “officers” of the Corporation as defined for purposes of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended (the “Act”), and to “covered employees,” within the meaning of

Section 162(m) of the Code and (b) to perform all other functions of the Board or Stock Option/Award Committee, as the case may be, with respect to outstanding awards to any of such directors, officers, and covered employees including without limitation amendments to this Plan or such outstanding awards which affect such persons.

     No member of the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

III.   Eligibility; Participation; Special Limitations

     All key employees (including officers and directors) of the Corporation, or any corporation in which the Corporation owns stock possessing more than 50 percent of the voting power (a “Subsidiary”), who meet minimum salary and other requirements established by the Board, shall be eligible to receive options under the Plan. All Outside Directors also shall be eligible to receive options under the Plan. An employee who has been granted an option may be granted an additional option or options or rights under the Plan if the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, shall so determine. The granting of an option under the Plan shall not affect any outstanding stock option previously granted to an employee under the Plan or any other plan of the Corporation.

     Nothing contained in the Plan, or in any option granted pursuant to the Plan, shall (i) confer upon any employee the right to continued employment, or shall interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of such employee at any time or (ii) confer upon any Outside Director the right to continued membership on the Board, or shall interfere in any way with the right of the Corporation to terminate the membership on the Board of such Outside Director.

     In no event, however, shall an incentive stock option be granted to any person who then owns (as that term is defined in Section 424 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Subsidiaries, unless the exercise price as determined under paragraph D of Section VI hereof is equal to at least 110% of the fair market value of the stock subject to the incentive stock option as of the date of grant and unless the term during which such incentive stock option may be exercised does not exceed five years from the date of the grant thereof. Options will not be treated as incentive stock options to the extent that the aggregate fair market value (determined as of the date the option is granted) of the Common Stock with respect to which options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Corporation and its Subsidiaries) exceeds $100,000.

IV.   Basis of Grant

     Options shall be granted to employees either (a) on the basis of awards earned under the Corporation’s incentive compensation programs for groups of key employees, as in effect from time to time, or (b) as the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, may determine from time to time. If options are granted based on (a) hereof, then performance bonuses and options based thereon shall be earned based on the employee’s success in meeting predetermined performance standards during one or more years (the “Performance Period”). Options shall be granted under (a) hereof, if at all, at the time that the Corporation determines in its judgment that the employee has met or will meet the employee’s predetermined performance standards for the Performance Period.

     Options shall be granted to Outside Directors as the Compensation Committee may determine from time to time.

V.    Number of Shares and Options

     A.     Shares of Stock Subject to the Plan. The number of shares authorized to be issued pursuant to options granted under the Plan is 5,800,000 shares, subject to adjustment in accordance with the provisions of paragraph G of Section VI hereof. Shares subject to options granted under the Plan may be authorized and unissued shares or shares previously acquired or to be acquired by the Corporation and held in treasury. Any shares subject to an option that are not issued by reason of expiration, forfeiture or settlement in cash or by reason of tendering or withholding shares to pay all or a portion of the exercise price or to satisfy all or a portion of the related tax withholding obligations and any shares that are purchased by the Corporation with the amount of cash option proceeds received upon the exercise of options may again be subject to an option granted under the Plan.

     B.     Maximum Number of Options. The maximum number of shares which may be subject to options granted under the Plan to any “covered employee” for purposes of Section 162(m) of the Code during any two (2) consecutive calendar years shall be 500,000 shares, subject to adjustment in accordance with paragraph G of Section VI hereof.

VI.    Terms and Conditions of Options

     A.     Option Agreement. Each option granted pursuant to the Plan shall be evidenced by an agreement (“Option Agreement”) between the Corporation and the optionee receiving the option. Option Agreements (which need not be identical) shall state whether the option is an incentive stock option or a nonqualified stock option, shall designate the number of shares and the exercise price of the options to which they pertain, shall set forth the vesting schedule of the options or state that the options are vested immediately. The Option Agreements shall be in writing, dated as of the date the option is granted, and shall be executed on behalf of the Corporation by such officers as the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, shall authorize. Option Agreements generally shall be in such form and contain such additional provisions as the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, shall prescribe, but in no event shall they contain provisions inconsistent with the provisions of the Plan.

     B.     Exercise of Options. Options are exercisable only to the extent they are vested. Options granted to employees shall vest either immediately or periodically pursuant to a schedule selected by the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, at the same time the option is granted, except that the maximum vesting period shall be ten (10) years for nonqualified stock options and for incentive stock options. The Option Agreement shall either state that the options are fully vested upon grant and immediately exercisable in full or shall set forth the vesting schedule selected by the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be.

     Options granted to Outside Directors shall vest either immediately or periodically pursuant to a schedule selected by the Compensation Committee at the same time the option is granted, provided that upon termination of an Outside Director as a member of the Board of Directors by reason of death or disability, all options held by such Outside Director shall vest fully as of the date of termination.

     Optionees may exercise at any time or from time to time all of any portion of a vested option.

     C.     Repurchase Amendment. Options granted to employees or Outside Directors may be amended to advance the date on which the option shall vest. If an option is so amended, the amendment also may provide that the shares which would not have been vested under the vesting schedule set forth in the Option Agreement shall be subject to repurchase by the Corporation for a specified period of time at the original exercise price if the employment of the optionee is terminated for any reason prior to expiration of the repurchase period. The amendment shall be evidenced by a written agreement (the “Repurchase Amendment”) between the Corporation and the optionee, shall be executed on behalf of the Corporation by such officers as the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, shall authorize, and shall be in such form and contain such provisions as the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, shall prescribe.

     D.     Exercise Price.

       1. Incentive stock options. The price at which incentive stock options granted pursuant to the Plan may be exercised shall be determined by the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, which price shall be at least equal to the fair market value of the underlying Common Stock at the date at the options are granted. In the case of incentive stock options granted to a person who owns, immediately after the grant of such incentive stock option, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Subsidiaries (as more fully set forth in Section III hereof), the purchase price of the Common Stock covered by such incentive stock option shall not be less than 110% of the fair market value of such stock on the date of grant.

       2. Nonqualified Stock Options. The price at which all nonqualified stock options granted pursuant to the Plan may be exercised shall be the fair market value of the Common Stock on the date of grant.

       3. Fair Market Value. For purposes of the Plan the term “fair market value” shall be defined as the closing bid price of the Common Stock quoted over the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) in the national market on the date of grant of the option or if there is no trade on such date, the closing bid price on the last preceding date upon which such Common Stock was traded. In the event that the Common Stock is not traded over NASDAQ, the term fair market value shall be defined as the closing bid price of the Common Stock published in the National Daily Stock Quotation Summary on the date of grant of the option, of if there are no quotations published on such date, on the most recent date upon which such Common Stock was quoted. In the event that the Common Stock is listed upon an established stock exchange or exchanges, such fair market value shall be deemed to be the highest closing price of the Common Stock on such stock exchange or exchanges on the date the option is granted, or if no sale of the Common Stock shall have been made on any exchange on that date, then the next preceding day on which there was a sale of such stock.

       4. Payment. Payment of the exercise price may be (i) in cash, (ii) by delivery to the Corporation of (x) irrevocable instructions to deliver to a broker the stock certificates representing the shares for which the option is being exercised, and (y) irrevocable instructions to the broker to sell such shares and promptly deliver to the Corporation the portion of the proceeds equal to the exercise price, or in the sole discretion of the Board or Committee, (iii) by exchange of Common Stock of the Corporation, or, (iv) partly in cash and partly by exchange of such Common Stock, provided that for purposes of (iii) and (iv) the value of such Common Stock shall be the fair market value on the date of exercise, and further provided that such Common Stock shall have been held by the optionee for a period of at least six (6) months prior to the date of exercise.

     The Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, may permit deferred payment of all or any part of the purchase price of the shares purchased pursuant to the Plan, provided the par value of the shares must be paid in cash.

     E.     Suspension or Termination of Options. Subject to earlier termination as provided below, all stock options shall expire, and all rights granted under Option Agreements shall become null and void, on the date specified in the Option Agreement, which date shall be no later than ten (10) years after the stock options are granted.

     Upon termination of an employee’s employment with the Corporation or a Subsidiary for any reason, all options held by the employee that are not vested and exercisable on the date of termination shall expire, and all rights granted under the Option Agreement shall become null and void. To the extent that stock options held by the employee are vested and exercisable on the date of termination, shares subject to the stock options may be purchased during the “exercise period,” after which the stock options shall expire, and all rights granted under the Option Agreement shall become null and void. The “exercise period” for shares subject to a nonqualified stock option held by an employee, his heirs, legatees or legal representatives, as the case may be, ends on the earlier of (i) the date on which the stock option expires by its terms, or (ii) (A) when termination is due to death, disability, or resignation immediately following completion of a period of ten (10) or more years of continuous service, one (1) year after the date of the employee’s termination of employment, or (B) when termination is due to any other reason, thirty (30) days after the date of termination. The “exercise period” for shares subject to an incentive stock option held by an employee, his heirs, legatees or legal representatives, as the case may be, ends on the earlier of (i) the date on which the incentive stock option expires by its terms, or (ii) (A) when termination is due to death or disability one (1) year after the date of the employee’s termination of employment, or (B) when termination is due to any other reason, thirty (30) days after the date of termination.

     Upon termination of an Outside Director as a member of the Board due to (i) resignation immediately following completion of a period of ten (10) or more years of continuous service as an Outside Director, (ii) death or (iii) disability, all options held by the Outside Director that are not vested and exercisable on the date of termination shall continue to vest during the “exercise period” (defined below), as if the Outside Director had remained a member of the Board during that period. Upon termination of an Outside Director as a member of the Board for any other reason, all options held by the Outside Director that are not vested and exercisable on the date of termination shall expire, and all rights granted under the Option Agreement shall become null and void. To the extent that stock options held by the Outside Director are vested and exercisable on the date of termination, or become vested and exercisable during the “exercise period” as provided above, shares subject to the stock options may be purchased during that period, after which the stock options shall expire, and all rights granted under the Option Agreement shall become null and void. The “exercise period” for shares subject to a stock option held by an Outside Director, his heirs, legatees or legal representatives, as the case may be, ends on the earlier of (i) the date on which the stock option expires by its terms, or (ii) (A) when termination is due to death, disability, or resignation immediately following completion of a period of ten (10) or more years of continuous service as an Outside Director, one (1) year after the date of termination of the Outside Director’s service as a member of the Board, or (B) when termination is due to any other reason, thirty (30) days after the date of termination.

     An Option Agreement may provide for an exercise period following termination of employment or termination as a member of the Board of up to six (6) months in lieu of the thirty (30)-day period specified above.

     If the Director of Human Resources of the Corporation or his or her designee reasonably believes an optionee other than an Outside Director has committed an act of misconduct as described in this paragraph, the Director of Human Resources may suspend the optionee’s rights to exercise any option pending a determination by the Board. If the Board determines an optionee other than an Outside Director has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if an optionee makes an unauthorized disclosure of any trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with an optionee or induces any principal for whom the Corporation acts as agent to terminate such agency relationship, neither the optionee nor his or her estate shall be entitled to exercise any option whatsoever. In making such determination, the Board shall act fairly and shall give the optionee an opportunity to appear and present evidence on his or her behalf at a hearing before a committee of the Board. For any optionee who is an “officer” for purposes of Section 16 of the Act, the determination shall be made by the Board, the Stock Option/Award Committee or the Compensation Committee, whichever is responsible for administration of the Plan with respect to the optionee.

     F.     Non-Transferability of Options. Options pursuant to the Plan are not transferable by the optionee otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Except as permitted by the preceding sentence, no option nor any right granted under an Option Agreement shall be transferred, assigned, pledged, hypothecated or disposed of in any other way (whether by operation of law or otherwise), or be subject to execution, attachment or similar process, and each option shall be exercisable during the optionee’s lifetime only by the optionee. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such options or of such other rights contrary to the provisions hereof, or to subject such options or such other rights to execution, attachment or similar process, such options and such other rights shall immediately terminate and become null and void.

     G. Adjustment Provisions. Except as otherwise provided in this paragraph G, in the event of changes in the Common Stock by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment, or by reason of the dissolution or liquidation of the Corporation, appropriate adjustments may be made in (i) the aggregate number of or class of shares available under the Plan, and (ii) the number, class and exercise price of shares remaining subject to all outstanding options. Whether any adjustment or modification is to be made as a result of the occurrence of any of the events specified in this section, and the extent thereof, shall be determined by the Board, whose determination shall be binding and conclusive. Notwithstanding the previous sentence, in the event of a stock split, stock dividend or other event that is functionally equivalent to a stock split or stock dividend, (i) the number of shares subject to then-outstanding options will be adjusted so that upon exercise of the option, the holder of each option will be entitled to receive the number of shares or other securities which the holder would have been entitled to receive after the event had the option been exercised immediately before the earlier of the date of the consummation of the event or the record date of the event (the “event date”), (ii) the price of each share subject to then-outstanding options will be adjusted proportionately so that the aggregate purchase price for all then-outstanding options will be the same immediately after the event date as before the event date, (iii) an appropriate and proportionate adjustment will be made as of the event date in the maximum number of shares that may be issued pursuant to options granted under the Plan, (iv) any adjustment with respect to then-outstanding incentive stock options will be made in a transaction that does not constitute a modification under Section 424(h)(3) of the Code, and (v) any option to purchase fractional shares resulting from an adjustment will be eliminated. Existence of the Plan or of Option Agreements pursuant to the Plan shall in no way impair the right of the Corporation or its stockholders to make or effect any adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger, consolidation, dissolution or liquidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Corporation, or any grant of options on its stock not pursuant to the Plan.

VII.    Rights as a Shareholder

     Optionees shall not have any of the rights and privileges of shareholders of the Corporation in respect of any of the shares subject to any option granted pursuant to the Plan unless and until a certificate, if any, representing such shares shall have been issued and delivered.

VIII.  Withholding

     To the extent required by applicable federal, state, local or foreign law, an optionee shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of an option exercise or the disposition of shares acquired upon exercise of an incentive stock option. The Corporation shall not be required to issue shares until such obligations are satisfied. The Board, the Stock Option/Award Committee, or the Compensation Committee, as the case may be, may permit these obligations to be satisfied by having the Corporation withhold a portion of the shares of Common Stock that otherwise would be issued upon exercise of the option, or to the extent permitted, by permitting the optionee to tender shares owned by the optionee.

IX.   Receipt of Prospectus

     Upon the execution of an Option Agreement, each optionee receiving options pursuant to the Plan shall be given a Prospectus, as filed by the Corporation under the Securities Act of 1933, including any exhibits thereto, describing the Plan. Each Option Agreement shall contain an acknowledgment by the optionee that the requirements of this section have been met.

X.    Successors

     The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of any optionee, including, without limitation, his estate and the executors, administrators or trustees thereof, his heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such optionee.

XI.   Termination and Amendment of the Plan

     The Plan shall remain in effect until January 1, 2006, unless sooner terminated as hereinafter provided. The Board shall have complete power and authority at any time to terminate the Plan or to make such modification or amendment thereof as it deems advisable and may from time to time suspend, discontinue or abandon the Plan, provided that no such action by the Board shall adversely affect any right or obligation with respect to any grant theretofore made, and, further provided that without approval by vote of the shareholders, the Board shall not adopt any amendment that would (i) materially modify the requirements as to the exercise price of stock options, (ii) increase the number of shares which may be issued under the Plan (except as provided in paragraph G of Section VI hereof), (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) modify the material terms of the Plan as to “covered employees” within the meaning of Section 162(m) of the Code.

XII.  Indemnification of Committee

     In addition to such other rights of indemnification as they may have as directors or as members of the Board, the Stock Option/Award Committee or the Compensation Committee, as the case may be, the members of the Board, the Stock Option/Award Committee or the Compensation Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, Option Agreements or any option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a member shall in writing offer the Corporation the opportunity, at its own expense, to defend the same.

XIII.  Merger of the Corporation

     Unless the options issued pursuant to this Plan are assumed in a transaction to which Section 424(a) of the Code applies, if the Corporation shall (i) merge or consolidate with another corporation under circumstances where the Corporation is not the surviving corporation, (ii) sell all, or substantially all of its assets, or (iii) liquidate or dissolve, then each option shall terminate on the date and immediately prior to the time such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated, provided that the holder of the option shall have the right immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution, to exercise any or all of the vested portion of the option, unless such option has otherwise expired or been terminated pursuant to its terms or the terms hereof. In the event of such merger, consolidation, sale, liquidation or dissolution, any portion of an outstanding option which would have vested within one year after the date on which such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated shall vest immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution and shall be part of the vested portion of the option which the holder of the option may exercise.

XIV.   Approval of Plan; Effective Date

     The Plan was adopted by the Board on April 3, 1996, and was approved by the stockholders on May 10, 1996. The Plan was amended by the Board on February 21, 1997, and the amendments were approved by the stockholders on May 9, 1997. The Plan was further amended by the Board on March 3, 1999, and the amendments were approved by the stockholders on May 21, 1999. The Plan was further amended by the Board on February 26, 1999, February 25, 2000, and May 11, 2001. The Plan was further amended by the Board on February 22, 2002, and April 28, 2002, subject in certain respects to stockholder approval of the amendments at the annual meeting of stockholders on June 7, 2002.

APPENDIX 1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K

X	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2001

OR

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period From: To:

Commission File No.: 0-9233

American Management Systems, Incorporated
(Exact name of registrant as specified in its charter)

State of Incorporation: Delaware	I.R.S. Employer
Identification No.: 54-0856778

4050 Legato Road
Fairfax, Virginia 22033

(Address of principal executive office)

Registrant’s Telephone No., Including Area Code: (703) 267-8000

Securities Registered Pursuant to Section 12(b) of the Act: None

Securities Registered Pursuant to Section 12(g) of the Act: Common Stock
Par Value $0.01

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes      X     No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

The aggregate market value of voting stock held by non-affiliates of the Registrant as of March 25, 2002 was $759,842,384.

As of March 25, 2002, 40,245,889 shares of common stock were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive Proxy Statement to be issued in conjunction with the registrant’s Annual Meeting of Stockholders to be held June 7, 2002 are incorporated by reference into Part III of this Form 10-K.

i

ii

PART I

ITEM 1. BUSINESS

     Overview

     American Management Systems, Incorporated (“AMS” or “the Company”), an international, information-technology consulting firm, was incorporated in the State of Delaware on February 2, 1970. The Company’s mission is to provide enterprise-wide business and technology solutions that dramatically improve business performance and create value for clients. The Company’s business approach blends deep industry knowledge with strategic services and technology innovation to design and deliver integrated, end-to-end solutions. Since 1970, AMS has been committed to technology innovation through internal development and best-of-breed partnerships, the growth of its people and the delivery of excellence in all engagements. The Company’s key solutions include systems integration and development, customer relationship management, and business and technology consulting.

     AMS measures success based on the results and benefits achieved by its clients. AMS is a trusted business partner for many of the largest and most respected organizations in the markets in which it specializes, including eight out of ten of the world’s largest communication firms; many of the top U.S. banks; most federal agencies; 43 state and local governments, some of the largest energy companies in the U.S., Canada and Europe; and hundreds of companies in the Fortune 500. In 2001 approximately 85% of the Company’s revenues came from clients it worked with in previous years. A key element to the Company’s strategy is establishing an extensive network of strategic alliances, partnerships and joint ventures to provide best-of-breed solutions.

     AMS services clients worldwide. In order to serve clients outside of the United States, AMS has expanded internationally by establishing subsidiaries or foreign branches. Exhibit 21 of this Form 10-K provides a complete listing of all twenty-four active AMS subsidiaries (and branches). Revenues attributable to AMS’s international clients were approximately $190 million in 2001, $196 million in 2000 and $227 million in 1999. Additional financial information regarding revenues from international customers, long-lived assets, and deferred tax assets by geographic areas of operation is provided in Notes 7 and 13 of the consolidated financial statements appearing in Part II, Item 8 of this Form 10-K. A discussion of the risks attendant with AMS’s foreign operations is provided in Item 7A of this Form 10-K.

     The Company, which operates as one segment, focuses on clients in specific industries, which are referred to as target markets. Organizations in the Company’s target markets – New Media and Communications Firms, Financial Services Institutions, State and Local Governments and Education, Federal Government Agencies, and Other Corporate Clients – have a crucial need to exploit the potential benefits of information and systems integration technology. The Company helps clients fulfill this need by ensuring quality project execution and by managing a professional staff that is composed of experts in the necessary technical and functional disciplines.

     New Media and Communications Firms

     AMS markets systems consulting and integration services to both local exchange and interexchange carriers, cellular and wireless telephone companies as well as cable, new media, and DSL providers. The Company’s services encompass developing and implementing AMS’s software products specializing in billing and operational support systems, customer relationship management, credit and collections management and web enablement.

     Financial Services Institutions

     AMS provides systems consulting and integration services, as well as application software products, to financial institutions and insurance companies worldwide. The Company specializes in corporate and international banking, credit and collections management, and trade services and payments. The Company focuses on providing next generation solutions by incorporating its own suite of products while partnering with industry providers and clients to deliver results for large, complex jobs.

     State and Local Governments and Education

     The Company provides information technology consulting and systems integration services to state, local, and provincial governments as well as many universities and community colleges. AMS provides these organizations industry experience and expertise in delivering financial, tax, human services and revenue management applications; public safety and transportation functions; and environmental systems. AMS is working with both clients and industry providers to develop statewide electronic malls to allow all state and local agencies to purchase goods and services from approved vendors over the web.

     Federal Government Agencies

     AMS’s clients include most U.S. defense agencies and a majority of U.S. civilian agencies. AMS’s long-term relationships with Federal Government Agencies continue to enhance a deep industry expertise that is central to providing management consulting services and systems integration that generate solutions for these clients. AMS’s services include developing and implementing enterprise business solutions, acquisition business systems, and resource management applications.

     Other Corporate Clients

     AMS provides enterprise-wide business and technology services for firms in other industries, including healthcare and utilities. AMS’s suite of management and technology solutions includes complex billing, supplier support, patient financial services and patient medical records management.

     Patents, Trademarks and Licenses

     A significant component of AMS’s business is the development of proprietary software products, either with its own funds or on a jointly funded basis with other organizations. The Company expended $55 million, $76 million, and $102 million in 2001, 2000, and 1999, respectively, for research and development associated with proprietary software. These products are principally licensed as elements of custom tailored systems, and, to a lesser extent, as stand-alone applications. While the Company’s various proprietary intellectual property rights are important to its success, AMS believes its business as a whole is not materially dependent on any particular patent, trademark or license. The Company owns a number of patents and trademarks, which vary in duration, relating to its products. These protections may not prevent competitors from independently developing products similar to the Company’s, nor can there be any assurance that these protections will deter improper use of AMS technology.

     Contracts and Significant Customers

     For large systems integration projects, AMS often contracts for one phase (design, development, or implementation) at a time. AMS generally contracts either on the basis of reimbursement of costs plus a fixed fee, a fixed or ceiling price for each phase, unit rates for time and materials used, or services sold at unit prices. In most cases, the Company receives monthly or milestone progress payments. AMS pioneered an innovative approach for its state tax and revenue clients to finance their projects. Under this type of contract, the amounts due the Company are payable based upon actual benefits derived by the client. Generally, the Company’s contracts are terminable by the customer without penalty on short notice with appropriate compensation to the Company for actual work performed. Most contracts with federal government agencies allow for an annual audit. In 2001, AMS earned approximately 29% of its total revenue, or $342 million, from the U.S. Government. No other customer accounted for 10% or more of revenues in 2001.

     Marketing is performed principally by senior staff and by a relatively small number of full-time salespeople for each target market. In the Federal Government Agencies target market, AMS replies selectively to requests for proposals. Certain of the Company’s software products and computer services are sold by a small group of full-time salespeople and, for those products and services, AMS advertises in trade publications and exhibits at industry conventions.

     Competitive Factors

     AMS operates in an intensely competitive market subject to rapid change. AMS’s competitors primarily include consulting and system integration firms and certain large accounting firms that have significant consulting operations. In addition, prospective clients may decide to use their own staff to perform projects rather than engage an outside firm. The Company’s clients include state and local governments, federal agencies, Fortune 500 companies and medium sized companies.

     The Company continues to address weakening in the information technology market. The reduced demand by customers for information technology and consulting services has resulted in fierce competition among service providers to win business. This has resulted in intense price competition evidenced by the Company’s declining profit margins from 2000 to 2001.

     During 2001, the Company implemented a restructuring plan to reduce costs, consolidate operating activities and streamline internal operations by moving to a shared services model. As a result of these efforts, costs have begun to be more closely aligned with reduced revenue levels in the business.

     People

     AMS’s success is highly dependent on its ability to continue to attract and retain qualified employees. To maintain its technical expertise and responsiveness to evolving client needs, the Company provides its employees with continuing education and professional development. Through its performance review system, the Company seeks to reward employees who exemplify its core values including exceptional customer service and delivery of sophisticated solutions.

     As of December 31, 2001, AMS had approximately 7,000 employees worldwide. The Company’s employees are not represented by any labor union.

ITEM 2. PROPERTIES

     AMS’s corporate headquarters are located in Fairfax, Virginia. In addition, there are 49 other offices worldwide including the European headquarters in The Hague, The Netherlands and 11 other European countries. The Company does not own any real property. Substantially all of the Company’s office space is leased under long-term leases with varying expiration dates. AMS currently has facilities in excess of its needs. During 2001, the Company consolidated facilities as part of its restructuring plan as discussed in Note 8 of the consolidated financial statements appearing in Part II, Item 8 of this Form 10-K. The restructuring charge associated with this plan included costs to be incurred through 2006 related to facilities that are subleased, or expected to be subleased, at rates below the Company’s costs.

ITEM 3. LEGAL PROCEEDINGS

     American Management Systems, Inc. and Federal Insurance Company v. National Union Fire Insurance Company of Pittsburgh, PA, No. 3-00CV682B-CIV (U.S. District Court for the Southern District of Mississippi, Jackson County Division). As previously reported in the Company’s recent periodic reports, on September 11, 2000, AMS filed a lawsuit against National Union Fire Insurance Company (“National Union”), one of its insurance carriers, seeking damages arising from National Union’s failure to take advantage of opportunities to settle the case captioned State of Mississippi v. American Management Systems, Inc., No. 251-99.382-CIV (Circuit Court of Hinds County, Mississippi) (discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000) within National Union’s policy limits. AMS and National Union agreed to a final settlement of this matter under which National Union, among other things, paid AMS the sum of $43 million during the fourth quarter of 2001. This matter and National Union Fire Insurance Company of Pittsburgh, PA v. American Management Systems, Inc. and Federal Insurance Company have been dismissed with prejudice.

     National Union Fire Insurance Company of Pittsburgh, PA v. American Management Systems, Inc. and Federal Insurance Company. This matter was settled as a part of the settlement of American Management Systems, Inc. and Federal Insurance Company v. National Union Fire Insurance Company of Pittsburgh, PA, No. 3-00CV682B-CIV (U.S. District Court for the Southern District of Mississippi, Jackson County Division), as discussed above.

     Mehle v. American Management Systems, Inc., No. 1:01CV01544 (United States District Court for the District of Columbia), appeal filed. As previously reported in the Company’s recent periodic reports, on July 17, 2001, the Federal Retirement Thrift Investment Board (the “Thrift Board”) gave written notice to AMS stating that the Thrift Board had terminated for default its contract with AMS for development and implementation of an automated record-keeping system for the federal employee Thrift Savings Plan. On the same date, the Thrift Board’s executive director, Roger W. Mehle, purporting to act as “managing fiduciary” of the Thrift Savings Fund, filed a companion lawsuit against AMS relating to AMS’s performance of the contract seeking compensatory damages of $50 million and punitive damages of $300 million, plus re-procurement costs, costs and expenses of litigation (including reasonable attorneys’ fees) and prejudgment interest.

     AMS moved to dismiss the lawsuit filed by Mr. Mehle. On November 30, 2001, the District Court issued an order granting AMS’s motion to dismiss Mr. Mehle’s lawsuit for lack of jurisdiction. Mr. Mehle has appealed that order. AMS has filed both procedural and dispositive motions with the United States Court of Appeals that are pending. Those motions are opposed by Mr. Mehle. On January 25, 2002, the U.S. Department of Justice filed a motion on behalf of the U.S. Government to intervene and a motion to dismiss Mr. Mehle’s appeal, which are also pending. Those motions are also opposed by Mr. Mehle. The Court of Appeals has not set a briefing schedule or a date for oral arguments on the merits of the appeal.

     American Management Systems, Inc. v. United States, No. 01-586 (Fed. Cl.). AMS believes that the appropriate forum for resolving its dispute over the Thrift Board contract is in the United States Court of Federal Claims (“CFC”), a court of specialized jurisdiction that ordinarily entertains all disputes relating to U.S. government contracts. To that end, AMS filed suit in the CFC against the United States, which is the contracting party in the Thrift Board contract, seeking reversal of the Thrift Board’s decision terminating the contract for default and asking the court to convert the termination into a termination for convenience. The U.S. Department of Justice is defending the United States in this action. The United States has moved to dismiss AMS’s complaint on jurisdictional grounds, arguing that jurisdiction in the CFC is inappropriate because the Thrift Board is a non-appropriated fund instrumentality (“NAFI”), asserting it does not use or have access to appropriated government funds to pay its expenses and other obligations. AMS has opposed the motion to dismiss, that is pending. The CFC has not set a briefing schedule or a date for oral arguments on the Government’s motion to dismiss.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     There were no matters submitted to a vote of security holders during the fourth quarter of 2001.

PART II

ITEM 5. MARKET FOR THE REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The common stock of American Management Systems, Incorporated, is traded on the NASDAQ over-the-counter market under the symbol AMSY. References to the stock prices are the high and low bid prices during the calendar quarters indicated.

	2001		2000

	High	Low	High	Low

1st Quarter	$24.625	$16.375	$44.375	$25.500
2nd Quarter	$25.000	$15.250	$44.440	$31.750
3rd Quarter	$25.040	$11.610	$34.063	$14.000
4th Quarter	$19.500	$10.250	$22.938	$15.563

     The approximate number of stockholders of record of the Company’s common stock as of March 25, 2002 was 1,026.

     The Company has never paid any cash dividends on its common stock and does not currently anticipate paying dividends in the foreseeable future. AMS’s current policy is to invest retained earnings in the operation and expansion of its business. Future dividend policy with respect to its common stock will be determined by the Board of Directors based upon the Company’s earnings, financial condition, capital requirements, and other then-existing conditions.

ITEM 6. SELECTED FINANCIAL DATA

Income Statement Data
	Year Ended December 31
(In millions except per share data)	2001	2000	1999	1998	1997

Revenues	$1,183.3	$1,279.3	$1,240.3	$1,057.8	$872.3
Net Income	$15.9	$43.8	$56.9	$51.8	$31.2
Basic Earnings per Share	$0.38	$1.06	$1.36	$1.23	$0.75
Diluted Earnings per Share	$0.38	$1.05	$1.34	$1.21	$0.74

Balance Sheet Data
		As of December 31
(In millions)	2001	2000	1999	1998	1997

Cash and Cash Equivalents	$53.3	$43.2	$111.3	$119.3	$49.6
Total Assets	$600.2	$645.9	$600.4	$537.6	$421.4
Noncurrent Liabilities	$74.5	$83.6	$72.9	$59.7	$52.7
Stockholders’ Equity	$376.5	$360.4	$309.5	$291.9	$238.7

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and related notes included in Part II, Item 8 of this Annual Report on Form 10-K. Investors are cautioned that forward-looking statements have been made in this document. Forward-looking statements may also be made in other filings with the SEC, the Company’s press releases and in other documents. In addition, the Company, through its management, may make oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements are subject to risks, uncertainties and changes in circumstances that could cause actual results to differ materially from such statements. The words “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans” and similar expressions are intended to identify forward-looking statements. These statements are made on the basis of management’s current views and expectations. The statements are not guarantees of future performance. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

     A wide range of factors could materially affect future developments and performance, including, but not limited to: risks in project delivery and staffing, risk of revenues not being realized when and in the amounts expected, risk of increased competition in the markets in which the Company operates, risk of changes in economic conditions that could affect client expenditures, as well as other factors described in Item 7 under the caption, “Factors That May Affect Future Results.”

Presentation

Revenue

     The Company derives its revenue primarily from contracts for business and information-technology solutions. Revenue recognition is based upon the terms of the Company’s contracts. Revenues on fixed-price contracts are recognized using the percentage-of-completion method based upon the percentage of costs incurred to date in relation to total estimated costs. Revenues on cost-reimbursable contracts are recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenues on time-and-materials contracts are recognized to the extent of billable rates times hours delivered plus expenses incurred. Revenues from benefits-funded contracts are deferred until it can be predicted with reasonable certainty that the client’s benefit stream will generate amounts sufficient to fund the contract. After that time, revenues from benefits-funded contracts are also generally recognized on a percentage-of-completion basis. Reimbursements, including those relating to travel and other out-of-pocket expenses, are included in revenues, and an equivalent amount of reimbursable expenses are included in client project expense. In each of the past three years, the Company’s software license and maintenance revenue was less than 10% of its total revenue.

Operating Expenses

     The Company’s major types of operating expenses include: client project; selling, general and administrative; research and product support; depreciation and amortization; restructuring charge; special charge; and contract litigation settlements.

Client Project

     Client project expenses include direct expenses to provide services to our clients such as compensation costs, travel and out-of-pocket expenses, and costs for subcontractors.

Selling, General and Administrative

     Selling, general and administrative (“SG&A”) expenses include expenses not directly related to the delivery of client services such as compensation for support personnel, costs for information systems, incentive compensation, selling and marketing expenses, and recruiting and training expenses.

Research and Product Support

     Research and product support expenses include research and development expenses incurred as part of the software development cycle that are not capitalizable under accounting rules as well as support/maintenance of existing software.

Depreciation and Amortization

     Depreciation and amortization include the amortization of internally developed and purchased software as well as goodwill. Also included are the depreciation of furniture, equipment and leasehold improvements.

Restructuring Charge

     This item includes expenses associated with implementing the Company’s formal restructuring plan announced in February of 2001.

Special Charge

     This item includes significant expenses associated with the write-off of certain software assets no longer expected to provide future value and reserves in connection with certain client engagements.

Contract Litigation Settlements

     This item includes activity arising from the Company’s resolution of contractual litigation disputes.

Interest Expense

     Interest expense (net of interest income) is primarily related to interest incurred on borrowings.

Other Income/Expense

     Other income/expense includes activity not related to AMS’s primary business. For example, other income/expense includes gains and losses on the disposal of assets, market gains and losses on Company-owned life insurance policies and premium expense for Company-owned life insurance policies.

Loss on Equity Investments

     Loss on equity investments reflects the Company’s share, as a joint venture investor, in the operating results of Competix, Inc. (“Competix”).

Historical Results of Operations

     The following table sets forth the unaudited percentage of revenues represented by items in the Company’s consolidated income statement for the periods presented.

	Year Ended December 31

	2001	2000	1999

REVENUES	100%	100%	100%

EXPENSES:
Client Project	56%	53%	53%
Selling, General and Administrative	30%	31%	30%
Research and Product Support	3%	4%	4%
Depreciation and Amortization	4%	3%	3%

	93%	91%	90%
Restructuring Charge	5%	—	—
Special Charge	3%	—	—
Contract Litigation Settlements (Income) Expense	(4)%	3%	2%

INCOME FROM OPERATIONS	3%	6%	8%

OTHER (INCOME) EXPENSE, NET:
Interest Expense	n/m	n/m	—
Other Income	n/m	n/m	n/m
Loss on Equity Investments	n/m	n/m	n/m

INCOME BEFORE INCOME TAXES	2%	6%	8%

INCOME TAXES	1%	3%	3%

NET INCOME	1%	3%	5%

n/m = not meaningful

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Revenue

     Revenue for 2001 was $1,183 million, a decrease of $96 million, or 8%, compared to 2000. Revenue from U.S. clients declined 8% to $994 million, while revenue from international clients dropped 3% to $190 million. Revenue with international clients is primarily comprised of work with customers in the New Media and Communications Firms and Financial Services Institutions target markets across Europe and increasingly across Asia and the Pacific Rim. Business with international clients represented 16% and 15% of the Company’s total revenue in 2001 and 2000, respectively.

     In 2001, revenue declined in all of the Company’s target markets with the exception of New Media and Communications Firms’ revenue which was flat. See Note 13 of the consolidated financial statements for further discussion. For the first half of 2001, revenue increased $13 million, or 2%, compared with the first half of 2000. However, the events of September 11th, coupled with the weak Information Technology market and the troubled global economy significantly affected revenue in the second half of 2001. During the second half of 2001, revenue declined $109 million, or 17%, when compared to the second half of 2000.

In addition, revenue declined in the second half of 2001 as a result of the strategic pause in client work with the Department of Defense on the development of version 5.0 of the Standard Procurement System. The work stoppage with the Thrift Board also contributed to the revenue decline in the second half of 2001. Despite this decline, in 2001, as in preceding years, approximately 85% of the Company’s revenue came from clients with whom the Company had performed work previously.

Operating Expenses

     Total operating expenses before restructuring, special charges and contract litigation settlements for 2001 were $1,097 million, a decrease of $72 million, or 6%, compared with 2000. As a percentage of revenue, operating expenses before restructuring, special charges and contract litigation settlements increased from 91% in 2000 to 93% in 2001.

Client Project

     Client project expenses were $661 million in 2001, a decrease of $16 million, or 2%, compared with 2000. Client project expenses declined due to the slowdown or conclusion of project work for several large customers. As a percentage of revenue, client project expenses were 56% in 2001 versus 53% in 2000. The weakening of the information technology market resulted in intense competition among service providers to win business. This climate fostered fierce price competition that eroded gross profit margins in 2001.

Selling, General and Administrative

     SG&A expenses were $352 million in 2001, a decrease of $59 million, or 14% compared with 2000. As a percentage of revenue, SG&A declined from 31% in 2000 to 30% in 2001. The decline was attributable primarily to reductions in incentive compensation and staff related expenses resulting from cost management efforts, including a decrease in the Company’s headcount, to bring costs more in line with revenue levels in the business.

Research and Product Support

     Research and product support expenses were $37 million in 2001, a decrease of $10 million compared with 2000. The decrease was primarily driven by the completion, in fiscal year 2000, of the Company’s next generation customer care and billing software system, Tapestry®.

Depreciation and Amortization

     Depreciation and amortization expenses were $46 million in 2001, an increase of $11 million compared with 2000. The increase resulted in large part from the inclusion in 2001 of a full year of amortization expense for the Company’s customer care and billing software system, Tapestry®. Amortization expense was recorded for only part of the year in 2000. In addition, 2001 included a full year of amortization expense for goodwill related to Synergy Consulting, Inc. (“Synergy”), an acquisition that was completed during the second half of 2000. Given the required adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) amortization of goodwill will cease January 1, 2002. While the full impact of SFAS 142 on AMS’s financial position and results of operations will not be known until the Company completes its impairment testing, it is expected to result in a decline in the quarterly amortization of goodwill by $0.5 million per quarter in 2002 relative to 2001.

Restructuring Charge

     In February 2001, the Company announced a formal restructuring plan to reduce costs, consolidate operating activities and streamline internal operations by moving to a shared services model. The 2001 restructuring charge of $62 million includes $38 million for severance of staff, $20 million for consolidation of facilities and $4 million related to the write-off of software that no longer fits into the Company’s strategy, and other related restructuring costs.

Special Charge

     The 2001 special charge of $34 million relates to the write-off of software assets that are no longer expected to provide future value, reserves in connection with certain client engagements and a $19 million write-down associated with the customer care and billing software system, Tapestry®. The Tapestry® write-down was based on a significant decline in spending in the New Media and Communications Firms target market, a review that indicated the asset’s net realizable value was less than its unamortized capitalized costs.

Contract Litigation Settlements

     Contract litigation settlements (income) expense was $(41) million in 2001 compared to $35 million in 2000. The charge of $35 million recorded in 2000 was related to the Company’s settlement of a lawsuit filed by the State of Mississippi. The income of $(41) million, net of costs, recorded in 2001, resulted from the Company’s resolution of its dispute with National Union Fire Insurance Company described in Item 3 of this Form 10-K.

Interest Expense

     Interest expense (net of interest income) was $5 million in 2001 compared to $3 million in 2000. Interest expense increased from 2000 to 2001 due to increased average debt and higher credit facility fees despite lower average interest rates. In addition, the Company accelerated the payment of its term notes and made corresponding accelerated interest payments that were based on the present value of the remaining interest expense. As of the end of 2001, the Company had no outstanding borrowings.

Other Income/Expense

     Other income was $3 million in 2001 compared to $5 million in 2000. Approximately $4 million of other income recorded in 2000 related to expenses recovered as a result of the finalization of a contract settlement with a former client, Bezeq. For additional information see Note 12 to the consolidated financial statements. Gains on life insurance policies of $1 million were included in other income in 2001.

Loss on Equity Investments

     In late 1998, Competix was established as a joint venture between AMS and the Bank of Montreal to provide online loan application processing services to small and mid-sized financial institutions. The Company’s share of Competix’s losses was $3 million in 2001 compared to $6 million in 2000. In 2000, the Company’s loss of $6 million was partially offset by a $4 million gain on the sale of a portion of its investment. At year-end 2001, the Company has no remaining basis in the Competix venture.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Revenue

     Revenue for 2000 was $1,279 million, an increase of $39 million, or 3%, compared with 1999. Revenue from U.S. clients increased $69 million, or 7%, while revenue from international clients decreased $30 million or 13%. The decline in revenue from international clients was largely due to lower than expected growth in the New Media and Communications Firms target market as a result of significant consolidations in the industry and larger than anticipated decreases in client spending. Business with international clients accounted for 15% and 18% of the Company’s total revenue in 2000 and 1999, respectively.

     The Federal Government Agencies target market achieved revenues of $353 million in 2000, an increase of 18% over 1999, largely due to the continued expansion and extension of contracted work with the Department of Defense for the Company’s Standard Procurement System. The Financial Services Institutions target market achieved revenues of $214 million in 2000, an increase of 10% over 1999, primarily due to increased business with new clients as the market rebounded from consolidations in the industry and Y2K lockdowns. The Other Corporate Clients target market achieved revenues of $67 million in 2000, an increase of 8% over 1999, due to continued growth attributable to clients in the utilities and healthcare markets.

     The New Media and Communications Firms target market realized revenues of $317 million in 2000, a decrease of 6% over 1999, primarily due to significant consolidations in the industry and larger than anticipated decreases in client spending. The State and Local Governments and Education target market realized revenues of $328 million in 2000, a decrease of 5% from 1999 due to the completion of several large engagements and slower project starts given a prolonged procurement cycle.

Operating Expenses

     Total operating expenses before contract litigation settlements for 2000 were $1,169 million, an increase of $47 million, or 4%, compared with 1999. As a percentage of revenue, operating expenses before contract litigation settlements increased from 90% in 1999 to 91% in 2000.

Client Project

     Client project expenses were $677 million in 2000, an increase of $23 million, or 3%, from 1999. As a percentage of revenue, client project expenses were 53% in both 2000 and 1999.

Selling, General and Administrative

     SG&A expenses were $411 million in 2000, an increase of $25 million, or 7% compared with 1999. As a percentage of revenue, SG&A increased from 30% in 1999 to 31% in 2000. The increase in 2000 was primarily due to the Company’s employees devoting a larger amount of their time to business development and marketing activities due to longer than expected slowdowns related to Y2K.

Research and Product Support

     Research and product support expenses were $47 million in 2000, a decrease of $3 million compared with 1999. The decrease was due to a different mix of software development efforts that were underway in 2000 verses 1999. No one single development effort accounted for the decline.

Depreciation and Amortization

     Depreciation and amortization expenses were $35 million in 2000, an increase of $1 million from 1999.

Contract Litigation Settlements

     Contract litigation settlements expenses were $35 million in 2000 and $20 million in 1999. The charge of $35 million recorded in 2000 was related to the Company’s settlement of a lawsuit filed by the State of Mississippi. In 1999, the Israeli telephone company, Bezeq, filed suit against a subsidiary of the Company. In connection with that litigation, the Company recorded $20 million in 1999 to increase its reserve for potential losses related to this contract. In 2000, the Company’s subsidiary and Bezeq entered into a settlement agreement. The settlement amount did not exceed the $27 million reserved for potential losses under the contract.

Interest Expense

     Interest expense (net of interest income) was $3 million in 2000 compared to $0 in 1999. Interest expense increased from 1999 to 2000 primarily due to increased average debt resulting from the Company’s settlement with the State of Mississippi, the acquisition of Synergy, other investments in strategic alliances, and increased average interest rates.

Other Income/Expense

     Other income was $5 million in 2000 compared to $3 million in 1999. Approximately $4 million of other income recorded in 2000 related to expenses recovered as a result of the finalization of the contract settlement with Bezeq. For additional information, see Note 12 to the consolidated financial statements. Gains on life insurance policies of $1 million were included in other income in 1999.

Loss on Equity Investments

     In late 1998, Competix was established as a joint venture between AMS and the Bank of Montreal to provide online loan application processing services to small and mid-sized financial institutions. The Company’s share of Competix’s losses was $6 million in 2000 compared to $4 million in 1999. In 2000, the Company’s loss of $6 million was partially offset by a $4 million gain on the sale of a portion of its investment.

Liquidity and Capital Resources

     The Company provides for its operating cash requirements primarily through funds generated from operations. The Company has a loan agreement with a group of lenders, including Bank of America, as Administrative Agent, and Wachovia Bank, as Documentation Agent, that provides a multi-currency revolving credit facility not to exceed $120 million, under which there were no borrowings outstanding at December 31, 2001. This credit facility is available for general corporate purposes, including working capital borrowings, capital investments and other obligations.

     The credit facility includes covenants relating to the maintenance of certain financial ratios and may impose restrictions on the Company’s ability to pay dividends. Effective March 21, 2001 and September 28, 2001, the borrowing agreement was amended to exclude certain restructuring and special charges from the calculation of the fixed charge coverage ratio. The minimum requirements for this ratio were decreased for the quarters ending December 31, 2001, March 31, 2002 and June 30, 2002. Effective December 30, 2001, the borrowing agreement was further amended to exclude certain restructuring and special charges from the calculation of the fixed charge coverage ratio and the total debt to earnings before income taxes, depreciation and amortization (EBITDA) ratio. The revolving credit facility expires on January 9, 2003.

     During 2001, the Company repaid in full its term loan agreements with both Bank of America and Wachovia Bank, leaving no term loan balances outstanding at December 31, 2001.

     The Company’s cash and cash equivalents were $53 million at December 31, 2001 compared with $43 million at December 31, 2000, an increase of $10 million or 23%. The increase in cash and cash equivalents was due to $112 million in cash provided by operating activities offset by $50 million in cash used in investing activities, $49 million in cash used in financing activities and $3 million related to the negative effect of exchange rate changes.

     Cash provided by operating activities was primarily due to income from operations adjusted for depreciation, amortization, and non-cash restructuring charges and special charge asset write-offs. Income from operations includes cash received in the amount of $41 million, net of costs, in connection with the contract litigation settlement with National Union Fire Insurance Company. This cash receipt activity was offset by approximately $34 million of cash paid related to the Company’s restructuring charges.

     Cash used in investing activities during 2001 was $50 million, which predominantly represents investments in the purchase and development of computer software. Investments were also made to expand the Company’s strategic alliances in the financial services market.

     Cash used in financing activities during 2001 was $49 million. The Company made payments (net of borrowings) of $35 million on the line of credit as well as payments of $17 million to repay the balance of the Company’s outstanding term notes payable. The Company also received proceeds of approximately $2 million during the period from the exercise of stock options. The Company made no material repurchases of common stock during 2001.

     The Company enters into large, long-term contracts and, as a result, periodically maintains individually significant receivable balances with certain major clients. At December 31, 2001, the Company had approximately $40 million in accounts receivable, classified as a long-term contract receivable in other assets, under a predominantly cost-plus incentive fee contract with the Thrift Board. See Item 2, Legal Proceedings for a discussion of pending litigation involving the Thrift Board. The Company also had approximately $26 million in accounts receivable under a benefits-funded contract with the Virginia Department of Revenue, of which $4 million was classified as a long-term contract receivable in other assets. No other single customer represents greater than 10% of outstanding receivables.

     As discussed previously in the Company’s Form 10-K filed March 30, 2001, the Company recorded a charge of $35 million to pre-tax earnings in the second half of 2000 due to the settlement of a lawsuit filed by the State of Mississippi and the payment of related expenses. The Company made final payments in the first quarter of 2001 reducing the remaining liability to zero. The Company has no remaining payments associated with this provision. Approximately $12 million of the $35 million paid, as well as amounts paid by the Company’s insurers, was used to purchase guaranteed funding contracts in the names of the State agencies which are to receive the settlement payments. In the remote event that the insurance companies from which the Company purchased the guaranteed funding contracts are unable to make the settlement payments, the Company remains contingently liable.

Significant Accounting Policies

     The Notes to the Consolidated Financial Statements contain a summary of the Company’s significant accounting policies, including a discussion of recently-issued accounting pronouncements. Certain of those policies, including, but not limited to revenue recognition and software development costs, and the related net realizable value analyses, are considered important to the portrayal of the Company’s financial condition because they require management to make complex or subjective judgements, some of which relate to matters that are inherently uncertain. Actual results may differ from these judgements under different assumptions or conditions. Additional information regarding the Company’s accounting policies is included in Note 1 to the consolidated financial statements.

Factors that May Affect Future Results

     While AMS’s management is optimistic about the Company’s long-term prospects, the following issues and uncertainties, among others, should be considered in evaluating its outlook.

     Over the next several years, the Company expects to experience growth in revenues which should enable the Company to improve its profit margins, which have been reduced from time to time as a result of various factors including restructuring, special, and litigation settlement charges. Revenues and profit margins also may be reduced from time to time as a result of events beyond the Company’s control, such as adverse changes in general economic conditions in the U.S. and internationally and disruptions in commercial activities occasioned by actual or threatened terrorist activity and armed conflict.

Project Delivery and Staffing

     The Company faces continuing risks in the area of project delivery and staffing. AMS strives to be a firm that delivers on time and in accordance with specifications regardless of the complexity of the application and the technology. The Company’s customers often have a great deal at stake in being able to meet market and regulatory demands, and demand very ambitious delivery requirements. In order to meet its contractual commitments, AMS must continue to successfully recruit, train, and assimilate entry-level and experienced employees annually. AMS must also continue to provide experienced senior managers on its engagements, especially for large, complex projects. Moreover, this staff must be re-deployed on projects globally. Staffing projects in certain less industrialized countries can pose special risks and challenges.

Project Management

     There is also the risk of failing to successfully manage large projects and the risk that the unanticipated delay, suspension, re-negotiation or cancellation of a large project could have an adverse effect on operating results. Any such development in a project could result in a decline in revenues or profits, the need to relocate staff, a lawsuit or other dispute with a client regarding money owed, or damages incurred as a result of alleged non-performance by AMS and a diminution of AMS’s reputation. Changing client requirements, such as scope changes and process issues, and delays in client acceptance of interim project deliverables, are other examples of risks of non-performance, especially in large complex projects. All of these risks are magnified in the largest projects and target markets simply because of their size. The Company’s business is characterized by large contracts producing high percentages of the Company’s revenues. For example, approximately 50% of the Company’s total revenues in 2001 were derived from business with 25 individual clients.

Benefits-Funded Contracts

     There is also the risk of revenues not being realized in the amounts or at the times expected, as is the case, for example, with certain contracts in the State and Local Governments and Education target market. On certain large contracts, the Company’s fees are paid out of the benefits (for example, increased revenues from tax collections) that the client achieves. The Company defers recognition of such revenues until management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward revenues are recognized on a percentage-of-completion basis. As the number of such contracts, and the Company’s experience with predicting the timing and certainty of such revenues, have increased over time, revenues on all of the current multi-year benefits-funded contracts are being recognized on a percentage-of-completion basis. The Company faces the risk that clients may not achieve the amount of benefits anticipated. Factors beyond the Company’s control, such as economic downturns, tax base erosion, and state budget cutbacks that result in fewer state resources being available to generate benefits, may result in revenues not being realized at the times or in the amounts expected.

Competition

     The Company also faces the risk of increased competition in the markets in which it operates. In addition to any risk that the Company’s competitors may create, some of the Company’s current or prospective clients may decide to perform projects with their in-house staff that the Company might otherwise have undertaken. The Company also faces the risk of shrinking markets resulting from mergers and other consolidations of clients or prospective clients. Increased competition from industry rivals, as well as decisions by clients to outsource fewer projects or to consolidate with others in the Company’s target markets, could have a negative effect on pricing, revenues and margins. The Company also faces the risk of reduced demand for consulting and system integration services if the market moves toward additional business process outsourcing and application outsourcing. A failure by the Company to respond quickly to market changes could have a negative effect on revenues and margins.

Other Risks

     Events such as declines in revenues or profits, downturns in the industry in which the Company operates and downturns in the stock markets generally could result in immediate fluctuations in the trading price and volume of the Company’s stock. In addition, the Company is subject to risks associated with its international operations. Contracts being performed in non-Western countries can have higher delivery risks for a variety of reasons. Because the Company operates in a rapidly changing and highly competitive market, additional risks not discussed in this Form 10-K may emerge from time to time. The Company cannot predict such risks or assess the effect, if any, that such risks may have on its business. Consequently, the Company’s various forward-looking statements, made, or to be made, should not be relied upon as a prediction of actual results.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     Approximately 16% of the Company’s total revenues in 2001, 15% in 2000, and 18% in 1999 were derived from international clients. The Company’s practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency exchange fluctuations. It is not possible to accomplish this in all cases; thus, there is some risk that profits will be affected by foreign currency exchange fluctuations. In a further effort to mitigate foreign currency exchange risk, the Company has established a notional cash pool with a European bank. This arrangement allows the Company to better utilize its cash resources among its subsidiaries, thereby mitigating foreign currency conversion risks. The Company also actively manages the excess cash balances in the cash pool, which tends to increase net interest income. In the past, the Company had employed limited hedging of inter-company transactions through derivative instruments (foreign currency swap contracts); however, as of December 31, 2001, the Company had no such outstanding derivative contracts.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
American Management Systems, Incorporated
Fairfax, Virginia

We have audited the accompanying consolidated balance sheets of American Management Systems, Incorporated and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity, cash flows, and comprehensive income for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of American Management Systems, Incorporated and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia
February 20, 2002

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

American Management Systems, Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31
(In millions, except per share data)	2001	2000	1999

REVENUES	$1,183.3	$1,279.3	$1,240.3

EXPENSES:
Client Project	660.9	676.5	653.8
Selling, General and Administrative	352.4	411.0	385.7
Research and Product Support	37.3	46.8	49.5
Depreciation and Amortization	46.1	34.8	33.4

	1,096.7	1,169.1	1,122.4
Restructuring Charge	62.0	—	—
Special Charge	33.8	—	—
Contract Litigation Settlements (Income) Expense	(41.0)	35.2	20.0

INCOME FROM OPERATIONS	31.8	75.0	97.9

OTHER (INCOME) EXPENSE, NET:
Interest Expense	4.7	3.4	—
Other Income	(2.8)	(5.0)	(2.8)
Loss on Equity Investments	3.0	2.4	4.3

	4.9	0.8	1.5
INCOME BEFORE INCOME TAXES	26.9	74.2	96.4

INCOME TAXES	11.0	30.4	39.5

NET INCOME	$15.9	$43.8	$56.9

WEIGHTED AVERAGE SHARES OUTSTANDING	41.6	41.5	41.9

BASIC EARNINGS PER SHARE	$0.38	$1.06	$1.36

WEIGHTED AVERAGE SHARES AND EQUIVALENTS	42.0	41.9	42.6

DILUTED EARNINGS PER SHARE	$0.38	$1.05	$1.34

See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31 (In millions)	2001	2000

ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$53.3	$43.2
Accounts Receivable	246.4	311.2
Prepaid Expenses and Other Current Assets	31.4	22.9

Total Current Assets	331.1	377.3

FIXED ASSETS:
Equipment	27.7	49.4
Furniture and Fixtures	24.0	26.8
Leasehold Improvements	26.0	24.0

	77.7	100.2
Accumulated Depreciation and Amortization	(46.7)	(65.2)

Total Fixed Assets	31.0	35.0

OTHER ASSETS:
Purchased and Developed Computer Software (Net of Accumulated Amortization of $101.9 and $97.5)	119.6	141.9
Intangibles (Net of Accumulated Amortization of $8.9 and $6.6)	24.3	25.4
Cash Value of Life Insurance	36.4	32.6
Other Assets	57.8	33.7

Total Other Assets	238.1	233.6

TOTAL ASSETS	$600.2	$645.9

(continued)

See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31 (In millions, except share data)	2001	2000

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable and Line of Credit	$—	$41.1
Accounts Payable	12.1	15.1
Accrued Compensation and Related Items	50.5	74.3
Deferred Revenues	32.9	43.0
Accrued Liabilities	21.8	13.8
Accrued Restructuring Charge	15.7	—
Income Taxes Payable	14.2	7.5
Deferred Income Taxes	2.0	7.1

Total Current Liabilities	149.2	201.9

NONCURRENT LIABILITIES:
Notes Payable	—	10.3
Deferred Compensation	38.2	35.3
Deferred Income Taxes	27.5	38.0
Accrued Restructuring Charge	8.8	—

Total Noncurrent Liabilities	74.5	83.6

TOTAL LIABILITIES	223.7	285.5

COMMITMENTS AND CONTINGENCIES — See Note 12

STOCKHOLDERS’ EQUITY:
Preferred Stock ($0.10 Par Value; 4,000,000 Shares Authorized, None Issued or Outstanding)	—	—
Common Stock ($0.01 Par Value; 200,000,000 Shares Authorized, 51,057,214 and 51,057,214 Issued and 41,697,554 and 41,527,563 Outstanding)	0.5	0.5
Capital in Excess of Par Value	90.8	91.6
Unearned Compensation	(4.5)	(5.3)
Retained Earnings	356.9	341.0
Accumulated Other Comprehensive Loss	(22.3)	(18.0)
Treasury Stock, at Cost (9,359,660 and 9,529,651 Shares)	(44.9)	(49.4)

Total Stockholders’ Equity	376.5	360.4

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$600.2	$645.9

See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2001, 2000, 1999 (In millions)

	Common	Common	Capital in					Total
	Stock Shares	Stock (Par	Excess of	Unearned	Retained	Accumulated Other	Treasury	Stockholders'
	Outstanding	Value $0.01)	Par Value	Compensation	Earnings	Comprehensive Loss	Stock	Equity

Balance at January 1, 1999	42.0	$0.5	$96.7	$—	$240.3	$(6.3)	$(39.3)	$291.9

Exercise of Common Stock Options	0.7		(12.3)				21.4	9.1
Tax Benefit Related to Exercise of Common Stock Options			5.1					5.1
Currency Translation Adjustment						(5.9)		(5.9)
Common Stock Repurchased	(1.9)						(52.9)	(52.9)
Restricted Stock Award	0.2						5.3	5.3
Net Income					56.9			56.9

Balance at December 31, 1999	41.0	0.5	89.5	—	297.2	(12.2)	(65.5)	309.5

Exercise of Common Stock Options	0.6		(7.2)				16.9	9.7
Tax Benefit Related to Exercise of Common Stock Options			2.5					2.5
Currency Translation Adjustment						(5.8)		(5.8)
Unearned Compensation on								—
Restricted Stock			6.8	(6.8)
Amortization and Forfeitures of Unearned Compensation				1.5				1.5
Common Stock Repurchased	(0.2)						(4.5)	(4.5)
Restricted Stock Award	0.1						3.7	3.7
Net Income					43.8			43.8

Balance at December 31, 2000	41.5	0.5	91.6	(5.3)	341.0	(18.0)	(49.4)	360.4

Exercise of Common Stock Options	0.2		(2.4)				4.5	2.1
Tax Benefit Related to Exercise of Common Stock Options			0.1					0.1
Currency Translation Adjustment						(4.3)		(4.3)
Unearned Compensation on Restricted Stock			2.7	(2.7)				—
Amortization and Forfeitures of Unearned Compensation			(1.2)	3.5				2.3
Net Income					15.9			15.9

Balance at December 31, 2001	41.7	$0.5	$90.8	$(4.5)	$356.9	$(22.3)	$(44.9)	$376.5

See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31 (In millions)	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$15.9	$43.8	$56.9
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	8.7	9.3	12.5
Amortization	37.4	25.4	20.9
Stock Compensation Expense	2.4	1.5	—
Loss on Equity Investments	3.0	5.9	4.3
Deferred Income Taxes	(15.6)	23.1	(4.0)
Increase in Cash Surrender Value of Company-Owned Life Insurance	(0.4)	(0.9)	(4.3)
Provision for Doubtful Accounts	7.7	6.7	6.2
Loss on Disposal of Assets	0.6	—	5.6
Restructuring and Special Charge Asset Write-Offs	30.0	—	—
Changes in Assets and Liabilities:
Decrease (Increase) in Accounts Receivable	19.3	(36.4)	(34.1)
Increase in Prepaid Expenses and Other Current Assets	(9.2)	(9.8)	(4.4)
Decrease (Increase) in Other Assets	5.5	(19.6)	0.3
Increase (Decrease) in Accounts Payable and Other Accrued Liabilities	5.3	(35.7)	31.2
(Decrease) Increase in Deferred Revenue	(10.0)	(5.1)	10.3
Increase in Accrued Restructuring Charge	24.5	—	—
Increase (Decrease) in Income Taxes Payable	7.1	0.5	(2.1)
(Decrease) Increase in Accrued Compensation and Related Items	(20.1)	(6.5)	13.4

Net Cash Provided by Operating Activities	112.1	2.2	112.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Fixed Assets	(7.4)	(13.0)	(5.1)
Purchase and Development of Computer Software	(30.2)	(51.6)	(53.3)
Other Investments and Intangibles	(12.4)	(36.5)	(12.3)

Net Cash Used in Investing Activities	(50.0)	(101.1)	(70.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Borrowings	41.0	88.0	—
Payments on Borrowings	(92.5)	(59.1)	(5.4)
Proceeds from Exercise of Common Stock Options	2.2	12.3	14.2
Payments to Acquire Treasury Stock	—	(4.5)	(52.9)

Net Cash (Used in) Provided by Financing Activities	(49.3)	36.7	(44.1)

Effect of Exchange Rate Changes on Cash	(2.7)	(5.9)	(5.9)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10.1	(68.1)	(8.0)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	43.2	111.3	119.3

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$53.3	$43.2	$111.3

NON-CASH OPERATING AND FINANCING ACTIVITIES:
Treasury Stock Utilized to Satisfy Accrued Incentive Compensation Liabilities	$—	$3.6	$5.2
Treasury Stock Utilized to Satisfy Stock Options Exercised	$2.4	$7.2	$12.3

See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year Ended December 31 (In millions)	2001	2000	1999

NET INCOME	$15.9	$43.8	$56.9

OTHER COMPREHENSIVE LOSS:
Currency Translation Adjustment	(4.3)	(5.8)	(5.9)

COMPREHENSIVE INCOME	$11.6	$38.0	$51.0

See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Incorporated and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     AMS is an international, information-technology consulting firm that leverages cross-industry expertise to manage mission-critical information technology, e-business, and systems integration projects. AMS helps clients create value by improving operational efficiencies, enhancing customer or citizen service, and increasing revenues. Founded in 1970, AMS is headquartered in Fairfax, Virginia with approximately 7,000 employees and 49 other offices worldwide. European headquarters are in The Hague, The Netherlands, and AMS has staff and offices in 11 other European countries.

A.     Principles of Consolidation

     The consolidated financial statements include the accounts of American Management Systems, Incorporated and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated. The Company’s investments in companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for under the equity method, with the remaining investments carried at cost.

B.     Revenue Recognition

     Revenues on fixed-price contracts are recognized using the percentage-of-completion method based upon the percentage of costs incurred to date in relation to total estimated costs. Revenues on cost-reimbursable contracts are recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenues on time-and-materials contracts are recognized to the extent of billable rates times hours delivered plus expenses incurred. Software license fee revenues are recorded on a percentage-of-completion basis along with services provided on contracts when the software requires significant production, modification or customization to be useable in the client’s environment. When there is no significant production, modification or customization of software required, software license fees are recorded when a non-cancelable license agreement is in force, the product has been shipped, the license fee is fixed or determinable, and collection is deemed probable. Maintenance and support revenues are recognized ratably over the term of the related agreement. On benefits-funded contracts (contracts whereby the amounts due the Company are payable based on actual benefits derived by the client) the Company defers recognition of such revenues until management can predict, with reasonable certainty, that the benefit stream will generate amounts sufficient to fund the contract. From that point forward, revenues are recognized on a percentage-of-completion basis. As the number of such contracts, and the Company’s experience with predicting the timing and certainty of such revenues, have increased over time, revenues on all of the current multi-year benefits-funded contracts are being recognized on a percentage-of-completion basis.

     Losses on contracts, if any, are recognized during the period in which the loss first becomes probable and reasonably estimable. Revenue recognized in excess of billings is recorded as unbilled accounts receivable. Cash collections in excess of revenue recognized are recorded as deferred revenue until the above revenue recognition criteria are met. Reimbursements, including those relating to travel and other out-of-pocket expenses, are included in revenues, and an equivalent amount of reimbursable expenses are included in client project expense. The costs associated with cost-type federal government contracts are subject to audit by the U.S. Government. In the opinion of management, no significant adjustments or disallowances of costs are anticipated beyond any such amounts provided for in the financial statements.

C.     Software Development Costs

     The Company develops proprietary software products using its own funds, or on a jointly funded basis with other organizations. These software products are then licensed to customers, either as stand-alone applications, or as elements of custom-built systems. AMS expended $55.1 million in 2001, $76.2 million in 2000, and $102.3 million in 1999 for research and development associated with proprietary software. The Company received funds from development partners to defray its expenditures of $2.6 million in 2001, $5.9 million in 2000, and $21.8 million in 1999.

     The Company capitalizes software development costs incurred after technological feasibility has been established. Costs incurred prior to the establishment of technological feasibility are charged to research expense. When the software is ready for general release to customers, capitalization ceases and such costs are amortized on a straight-line basis over the estimated life, which is generally 3 to 5 years. The Company recorded amortization of $30.7 million in 2001, $19.5 million in 2000, and $16.6 million in 1999. Unamortized costs of developed software were $104.5 million, $133.4 million, and $106.7 million at December 31, 2001, 2000, and 1999, respectively.

     The Company regularly evaluates the net realizable value of capitalized software using the estimated, undiscounted, net-cash flows of the underlying products. In 2001, the Company wrote off software assets that were no longer expected to provide future value or fit into its strategy. In addition, the Company wrote down its customer care and billing system, Tapestry®, based on a review that indicated the asset’s net realizable value was less than its carrying costs. These impairment expenses were recorded as restructuring and special charges. See Note 8 for additional information.

D.     Foreign Currency Hedging

     From time to time, the Company has entered into foreign exchange contracts as a hedge against market fluctuations. Hedges are established in order to reduce the risk of market fluctuations associated with changes in exchange rates. Market gains and losses are recognized, and the resulting credits and debits offset foreign exchange gains and losses on those transactions when settled. No foreign exchange contracts were outstanding as of December 31, 2001.

E.     Currency Translation

     For operations outside the United States with functional currencies other than the U.S. dollar, the Company translates income statement amounts at the average monthly exchange rates throughout the year. The Company translates assets and liabilities at exchange rates prevailing as of the balance sheet date. The resulting translation adjustments as well as gains and losses on intercompany transactions that are long-term in nature are included in the accumulated other comprehensive income account in stockholders’ equity.

F.     Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

G.     Fixed Assets, Purchased Computer Software Licenses and Intangibles

     Fixed assets and purchased computer software licenses are recorded at cost. Furniture, fixtures, and equipment are depreciated over estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized ratably over the lesser of the applicable lease term or the useful life of the improvement. For financial statement purposes, depreciation is computed using the straight-line method. Purchased software licenses are amortized over 2 to 5 years using the straight-line method. Intangibles are generally amortized over 5 to 15 years.

H.     Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset, the asset is considered impaired and expense is recorded in an amount required to reduce the carrying amount of the asset to its then fair value.

I.     Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates for the year in which the differences are expected to reverse.

     Deferred income taxes are provided for temporary differences in recognizing certain income, expense, and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the methods of accounting for revenue, capitalized software development costs, restricted stock, and the timing of deductibility of certain reserves and accruals for income tax purposes. A valuation allowance is recorded if it is “more likely than not” that some portion or all of a deferred tax asset will not be realized.

J.     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Future actual results could be different due to these estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include: management’s forecasts of contract costs and progress towards completion which are used to determine revenue recognition under the percentage-of-completion method; management’s estimates of allowances for doubtful accounts, tax valuation allowances, net realizable value of purchased and developed computer software and intangible assets; and management’s estimates of restructuring costs.

K.     New Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations.” SFAS 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. The Company does not believe that the adoption of SFAS 141 will have a significant impact on its financial statements.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” which is effective January 1, 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for reclassifications between intangibles and goodwill, reassessment of the useful lives of existing recognized intangibles, and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. While the full impact of SFAS 142 on AMS’s financial position and results of operations will not be known until the Company completes its impairment testing, it is expected to result in a decline in the quarterly amortization expense of goodwill by $0.5 million per quarter during 2002.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations” which is effective January 1, 2003. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company does not believe that the adoption of SFAS 143 will have a significant impact on its financial statements.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets” which is effective January 1, 2002. This statement addresses financial accounting and reporting for the impairment of long-lived assets. The Company does not believe that the adoption of SFAS 144 will have a significant impact on its financial statements.

L.    Reclassifications

     Certain prior year information has been reclassified to conform with the current year presentation.

NOTE 2 — ACCOUNTS RECEIVABLE

December 31 (In millions)	2001	2000

Accounts Receivable Amounts Billed and Billable	$196.8	$228.6
Amounts Not yet Billable	50.0	77.6
Contract Retentions	11.2	13.0

Total	258.0	319.2
Allowance for Doubtful Accounts	(11.6)	(8.0)

Total	$246.4	$311.2

     The Company enters into large, long-term contracts and, as a result, periodically maintains individually significant receivable balances with certain major clients. At December 31, 2001, the ten largest individual receivable balances totaled approximately $104.6 million, a decline of $8.1 million from 2000.

     Management believes that credit risk, with respect to the Company’s receivables, is low due to the creditworthiness of its clients and the diversification of its client base across different industries and geographies. In addition, the Company is further diversified in that it enters into a range of different types of contracts, such as fixed price, cost-plus, time and material, and benefits-funded contracts. The Company may also, from time to time, work as a subcontractor on particular contracts. The Company performs ongoing evaluations of contract performance as well as evaluations of the client’s financial condition.

     NOTE 3 – OTHER ASSETS

December 31 (In millions)	2001	2000

Long-term Contract Receivables	$44.4	$14.4
Other Investments	8.2	7.1
Other Assets	5.2	12.2

Total	$57.8	$33.7

     The Company had approximately $40 million of accounts receivable from the Thrift Board at December 31, 2001 which is classified as long-term contract receivables. See Note 12 Commitments and Contingencies for further discussion of the litigation involving the Thrift Board.

NOTE 4 — NOTES PAYABLE AND LINE OF CREDIT

     Effective January 9, 1998, the Company entered into a syndicated five-year $120 Million Multi-Currency Revolving Credit Agreement with Bank of America and Wachovia Bank as agents. The terms of the 1998 Agreement were amended effective March 16, 1998, March 21, 2001, September 28, 2001 and December 30, 2001 (the “Amended 1998 Agreement”). As of December 31, 2001, the Company has repaid in full all of its term notes and term loans.

     The weighted average outstanding borrowings under all agreements were approximately $56.5 million in 2001, and $53.1 million in 2000 at weighted daily average interest rates of approximately 4.6% in 2001, and 6.7% in 2000. The maximum amount outstanding under all agreements was $89.9 million in 2001 and $106.1 million in 2000. At December 31, 2001 the Company had no borrowings outstanding under its revolving credit facility and no term loans compared to $35.0 million outstanding under its revolving credit facility and $16.4 million outstanding in term loans at December 31, 2000.

     The Company and some of its existing subsidiaries may borrow funds under the Amended 1998 Agreement in the approved currencies, subject to certain minimum amounts per borrowing. Under the March 2001 Amendment, interest on such borrowings generally ranges from LIBOR plus 62.5 basis points to LIBOR plus 77.5 basis points, depending upon the fixed charge coverage ratio. Prior to the March 2001 Amendment, the interest rate generally ranged from LIBOR plus 12.5 basis points to LIBOR plus 45 basis points based on the debt to EBITDA ratio. Based upon such measures, at December 31, 2001, the interest rate that would apply to borrowings under the Amended 1998 Agreement was approximately 2.65%.

     Under the March 2001 Amendment, the Company is required to pay a facility fee ranging from 25 basis points to 35 basis points per annum of the total facility based on the fixed charge coverage ratio. This is an increase from the 12.5 basis points to 20 basis points per annum and was previously based on the debt to EBITDA ratio. Previously, under the Amended 1998 Agreement, if 50% or more of the facility was utilized, an additional usage fee of 12.5 basis points applied. The March 2001 Amendment eliminated the additional usage fee.

     The Amended 1998 Agreement contains certain financial covenants with which the Company must comply. The amendments effective March 21, 2001, September 28, 2001 and December 30, 2001 allow for the exclusion of certain restructuring and special charges from the calculations of the financial covenant ratios. The covenants in the Amended 1998 Agreement include: (i) maintain at the end of each fiscal quarter, for the four quarters ending on such a date, a fixed charge coverage ratio of not less than 2.5 to 1.0 (except for the quarters ended December 31, 2001, March 31, 2002, and June 30, 2002 a fixed charge ratio of not less than 2.375 to 1.0), (ii) maintain total debt to EBITDA ratio of no more than 3.0 to 1.0, (iii) restrictions on using net worth to acquire other companies or transferring assets to a subsidiary, and (iv) restrictions on declaring or paying cash dividends in any one fiscal year in excess of twenty-five percent of its net income for such year. As of December 31, 2001, the Company was in compliance with these covenants.

     The following schedule summarizes the Company’s borrowings as of December 31, 2001 and 2000. As of December 31, 2001 there were no outstanding borrowings.

December 31 (In millions)	2001	2000

Revolving Line-of-Credit	$0.0	$35.0
Term Loans With Interest at 6.88% - 6.938% Principal and Interest Payable Monthly Through January 2004	0.0	16.4

Total	$0.0	$51.4

     Interest paid by the Company totaled $5.1 million in 2001, $4.5 million in 2000, and $2.2 million in 1999.

NOTE 5 — EQUITY SECURITIES

Stock-Based Compensation Plans — Descriptions

     The Company has an equity incentive plan, which as amended (Plan F), provides for the issuance of 5,800,000 shares of the Company’s common stock either as incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”). The maximum lifetime for options range from five to ten years in the case of NSOs and eight to ten years in the case of ISOs. Plan F allows the Compensation Committee to grant stock options to Outside Directors generally on a discretionary basis.

     On December 3, 1999, the Board approved the 1999 Contractor Stock Option Plan, which is not stockholder approved. The purpose of the plan is to offer certain non-employees (“contractors”), who contribute materially to the successful operation of the Company, additional incentive to continue to serve as contractors by increasing their participation in the Company through stock ownership. Under the plan, the Company is authorized to issue up to 20,000 shares of common stock as NSOs that will expire on a date no later than five years from the date of issuance. During 2001, no options were granted under this plan, compared to 1,500 options granted in 2000 with a recorded compensation expense of $23,706.

     On July 27, 2001, the Board adopted the American Management Systems, Incorporated Stock Option Plan for Employees, effective January 1, 2001, that is not stockholder approved. Under the plan, the Company is authorized to issue up to 1,000,000 shares of the Company’s stock as NSOs to employees on a discretionary basis. The maximum life for options is ten years from the date of issuance.

     On December 1, 2001, the Board also approved a new hire grant of 417,000 shares of the Company’s stock as NSOs to the chief executive officer of the Company. These shares have a maximum lifetime of ten years and vest ratably over an eight-year period.

     Under all stock option plans, the exercise price of an ISO or NSO granted is not less than the fair market value of the common stock on the date of grant. Options granted are exercisable immediately, in monthly installments, or at a future date, as determined by the appropriate Board committee or as otherwise specified in the plan.

     The Company has a Restricted Stock and Stock Bonus Plan, that is not a stockholder approved plan, whereby restricted shares may be issued to employees if the Company meets performance objectives. The Board of Directors specifies the total award pool as a fixed dollar amount as set at the beginning of the performance period. The total shares distributed are based upon the number of shares to which the pool converts using the fair market value of the Company’s common stock on the date of award. These shares generally vest over a three-year period. There were no shares issued in 2001 and 2000 and 140,393 issued in 1999, with $0, $3.7 million and $5.3 million of compensation expense recorded for 2001, 2000 and 1999, respectively. In fiscal year 2000, the Board of Directors awarded 415,800 restricted shares with a vesting period of three years as part of an employee retention program. At December 31, 2001, 342,300 shares remain restricted under the terms of the plan. In fiscal year 2001, the Board approved a new hire grant of 177,000 deferred stock units to the chief executive officer of the Company. These shares have a vesting period of four years. Unearned compensation was recorded at the date of the restricted stock, stock bonus awards and new hire grant based upon the market value of the shares. Unearned compensation, which is shown as a separate component of stockholders’ equity, is reduced as compensation expense is recorded and as forfeitures occur. The Company recorded compensation expense of $2.3 million and $1.5 million for the years ended December 31, 2001 and 2000, respectively, resulting in a remaining deferred compensation balance of $4.5 million and $5.3 million at December 31, 2001 and 2000, respectively.

     Stock Option Plans – Share Data

     At December 31, 2001 there were 2,227,923 shares available for grant under all stock option plans. The following table summarizes information with respect to stock options outstanding at December 31, 2001 under all plans.

				Options Exercisable
	Total Options Outstanding at 12/31/2001			at 12/31/2001

		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
Range of	Number	Life	Exercise	Number	Exercise
Exercise Prices	of Shares	(Years)	Price	of Shares	Price

$10.33 - $15.30	734,833	8.74	$14.80	235,113	$14.18
16.31 - 16.31	1,059,000	8.78	16.31	—	—
16.44 - 25.53	949,283	5.30	20.11	553,673	19.49
23.69 - 31.82	1,058,188	5.29	28.86	620,870	28.88
31.88 - 38.50	627,341	4.39	33.65	492,795	33.39
39.00 - 39.00	310,000	8.42	39.00	—	—

	4,738,645	6.69	$23.42	1,902,451	$25.50

     Additional information with respect to stock options awarded pursuant to such plans is summarized in the following schedule.

	Number of	Weighted
	Option	Average
	Shares	Exercise Price

Balance Outstanding at December 31, 1998	3,183,686	$18.92

For the Year Ended December 31, 1999:
Options Granted	1,084,684	30.73
Options Canceled	(150,473)	24.06
Options Exercised	(725,322)	12.64

Balance Outstanding at December 31, 1999	3,392,575	23.81

For the Year Ended December 31, 2000:
Options Granted	3,002,008	25.92
Options Canceled	(645,740)	30.51
Options Exercised	(558,527)	17.17

Balance Outstanding at December 31, 2000	5,190,316	24.90

For the Year Ended December 31, 2001:
Options Granted	1,109,607	17.47
Options Canceled	(1,393,686)	25.54
Options Exercised	(167,592)	12.18

Balance Outstanding at December 31, 2001	4,738,645	23.42

Pro-Forma Expense Disclosure

     The Company has elected to continue to account for stock-based compensation using the method prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company has adopted, for disclosure purposes only, Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”).

     If the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company’s pro-forma net income and earnings per share for fiscal year 2001, 2000 and 1999 would have been decreased to the pro-forma amounts indicated below:

December 31 (In millions, except per share data):	2001	2000	1999

Reported:
Net Income	$15.9	$43.8	$56.9

Basic Net Income per Share	$0.38	$1.06	$1.36

Diluted Net Income per Share	$0.38	$1.05	$1.34

Pro-Forma:
Net Income	$8.8	$36.6	$51.1

Basic Net Income per Share	$0.21	$0.88	$1.22

Diluted Net Income per Share	$0.21	$0.87	$1.20

     The Company has ten-year, eight-year and five-year options. For disclosure purposes, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Under the Black-Scholes model, the total value of the ten-year options granted in 2001 and 2000 was $10.8 million and $38.9 million, respectively, for which certain options would be amortized on a graded vesting schedule on a pro-forma basis over a seven-year period, and others would be amortized ratably on a pro-forma basis over a ten-year period (which varies between four months and ten years). The weighted average fair value of the ten-year options granted in 2001 and 2000 was $9.74 and $12.97, respectively. In accordance with the amendment to Plan F ratified on May 21, 1999, there were no eight-year or five-year options granted in 2001 or 2000. The total value of the eight-year options granted in 1999 was $0.4 million, which would be amortized on a graded vesting schedule on a pro-forma basis over a seven-year period. The weighted average fair value of the eight-year stock options granted in 1999 was $17.82 . The total value of the five-year stock options granted in 1999 was $8.0 million and is amortized ratably on a pro-forma basis over a five-year period (which varies between four months and five years). The weighted average fair value of the five-year stock options granted in 1999 was $16.00.

     Additionally, the following weighted average assumptions were used for the ten-year, eight-year and five-year stock options granted in 2001, 2000 and 1999, respectively.

	Ten Year			Eight Year			Five Year

December 31	2001	2000	1999	2001	2000	1999	2001	2000	1999

Expected Volatility	57.39%	47.11%	44.44%	—	—	44.99%	—	—	49.92%
Risk-Free Interest Rate	5.02%	6.12%	6.09%	—	—	4.90%	—	—	4.99%
Expected Life	6yrs	5yrs	8yrs	—	—	6yrs	—	—	4yrs
Expected Dividend Yield	0.00%	0.00%	0.00%	—	—	0.00%	—	—	0.00%

     Other Information

     On September 21, 1999, the Company announced that its Board of Directors had authorized the purchase, from time to time, of up to two million shares of its common stock through open market and negotiated purchases. This authorization is in addition to the actions in August 1998 and February 1999, where in both cases the Board of Directors authorized the purchase of one million shares. The Company repurchased no shares in 2001 and approximately 190,000 and 1,900,000 shares of its common stock during 2000 and 1999, respectively, for a total of $57.4 million. In addition, the Company has been funding stock option exercises and restricted stock grants through the reissuance of previously acquired treasury shares.

NOTE 6    —    EARNINGS PER SHARE

     Basic earnings per share is computed by dividing net income by the weighted average shares outstanding during the year. Diluted earnings per share is computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include the potentially dilutive effect of outstanding options and restricted stock.

     The computations for basic and dilutive earnings per share (“EPS”) are as follows:

Year Ended December 31 (In millions except per share data)	2001	2000	1999

Basic EPS Net Income (Numerator)	$15.9	$43.8	$56.9
Weighted Average Shares Outstanding (Denominator)	41.6	41.5	41.9

Basic EPS	$0.38	$1.06	$1.36

Diluted EPS Net Income (Numerator)	$15.9	$43.8	$56.9
Weighted Average Shares and Equivalents:
Weighted Average Shares Outstanding	41.6	41.5	41.9
Effect of Other Dilutive Securities:
Options	0.2	0.4	0.7
Nonvested Restricted Stock	0.2	—	—

Total Weighted Average Shares and Equivalents (Denominator)	42.0	41.9	42.6

Diluted EPS	$0.38	$1.05	$1.34

NOTE 7 — INCOME TAXES

Year Ended December 31 (In millions)	2001	2000	1999

Income before income taxes for the year ended
December 31 was derived in the following jurisdictions
U.S.	$19.3	$57.9	$59.7
International	7.6	16.3	36.7

	$26.9	$74.2	$96.4

The provision for income taxes is comprised of the following:
Current:
U.S. Federal	$19.1	$(1.0)	$21.7
U.S. State	3.5	(0.2)	5.1
International	4.0	8.5	16.7
Deferred:
U.S. Federal	(13.6)	21.5	(1.7)
U.S. State	(1.1)	4.0	(0.2)
International	(0.9)	(2.4)	(2.1)

Income Taxes	$11.0	$30.4	$39.5

The differences between the U.S. federal statutory income tax as measured based on pre-tax income and the Company’s effective rate are:
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	3.5	1.4	4.1
Change in valuation allowance	(1.8)	(0.4)	(0.2)
Research tax credits	(4.4)	(0.5)	(1.5)
Meals and entertainment	2.4	3.3	2.7
Goodwill and other non-deductibles	3.6	1.4	0.8
Impact of international jurisdictions	(0.7)	2.0	2.4
Other	3.4	(1.2)	(2.3)

Effective Rate	41.0%	41.0%	41.0%

Year Ended December 31 (In millions)	2001	2000	1999

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows:
Deferred Tax Assets:
Accrued Expenses	$9.6	$0.0	$10.3
Employee Related Compensation	25.5	23.9	19.3
Deferred Revenue	0.0	1.6	1.7
Allowance for Doubtful Accounts	6.1	3.3	4.5
Loss and Credit Carry Forwards	3.5	6.7	5.2
Other	7.2	7.5	6.9

Subtotal	51.9	43.0	47.9
Valuation Allowance	(0.1)	(0.6)	(0.9)

Total Deferred Tax Assets	$51.8	$42.4	$47.0

Deferred Tax Liabilities:
Unbilled Receivables	$(23.5)	$(35.1)	$(27.1)
Deferred Revenue	(12.6)	—	—
Capitalized Software	(42.6)	(51.0)	(42.4)
Other	(2.6)	(1.4)	0.5

Total Deferred Tax Liabilities	(81.3)	(87.5)	(69.0)

Net Deferred Tax Liabilities	$(29.5)	$(45.1)	$(22.0)

     Certain of the Company’s subsidiaries have net operating losses totaling $17.8 million. Losses of $11.5 million expire on or before the close of year 2021. Losses of $6.3 million carry forward over an indefinite period. As a result of restrictions on the utilization of certain losses, a valuation allowance has been placed on those losses. The net changes in total valuation allowance for the years ended December 31, 2001, 2000, and 1999 were a decrease of $0.5 million, a decrease of $0.3 million, and a decrease of $0.2 million, respectively. The Company also has tax credits of $0.3 million that expire between 2006 and 2012.

     The Company has not provided for U.S. federal income and foreign withholding taxes on $6.9 million of international subsidiaries’ undistributed earnings as of December 31, 2001, because such earnings are intended to be reinvested indefinitely. It is not practicable to estimate the amount of any additional taxes which may be payable on the undistributed earnings. If these earnings were distributed, foreign tax credits would become available under current law to reduce or eliminate the resulting U.S. income tax liability.

     The Company paid income taxes of approximately $24.7 million, $13.0 million, and $43.0 million, in 2001, 2000, and 1999, respectively.

NOTE 8 – RESTRUCTURING & SPECIAL CHARGE

     In February 2001, the Company announced a formal plan for restructuring in order to consolidate operating activities, streamline internal operations, and realign the Company’s internal operations to a shared services model. This plan was updated throughout fiscal 2001 based upon changing market conditions.

     As part of this restructuring, the Company has recorded charges of $62.0 million for the year ended December 31, 2001, consisting of $37.8 million for severance and severance related outplacement services, $20.5 million for closure and consolidation of facilities and $3.7 million for the write-off of software and other related restructuring costs. As of December 31, 2001, the restructuring plan formally calls for the reduction of 1,705 positions, 1,391 of which are from North American offices and 314 from various offices throughout the rest of the world, primarily Europe. Employees separated and to be separated include individuals at all levels within the Company in both professional service and support functions. As of December 31, 2001, 1,484 of the employees had been terminated and the Company paid approximately $31.5 million in severance and severance-related costs. Of the remaining $24.5 million liability at December 31, 2001, approximately $15.7 million is expected to be paid by December 31, 2002. The remaining $8.8 million non-current liability represents costs to be incurred through 2006 related to facilities that are sub-leased or anticipated to be sub-leased, whereby the Company’s costs exceed sub-tenant rental income.

     Restructuring reserve activities as of and for the year ended December 31, 2001 (In millions) were as follows:

			Software
	Severance & Benefits	Facilities	& Other	Total

Restructuring Charge
First Quarter	$11.3	$1.8	$0.7	$13.8
Second Quarter	6.8	0.4	2.2	9.4
Second Quarter Change in Estimate	—	(0.7)	—	(0.7)
Third Quarter	12.6	0.5	0.5	13.6
Fourth Quarter	7.1	18.5	0.3	25.9

Total Restructuring Charge	37.8	20.5	3.7	62.0
Write-down of Assets to Net RealizableValue	—	(1.0)	(2.2)	(3.2)
Cash payments	(31.5)	(1.7)	(1.1)	(34.3)

Restructuring Liability as of December 31, 2001	$6.3	$17.8	$0.4	$24.5

     During 2001 the Company recorded a special charge in the amount of $33.8 million that related to the write-off of software assets that are no longer expected to provide future value, a $19.2 million write-down associated with the Company’s next generation customer care and billing software system, Tapestry®, and reserves in connection with certain client engagements. At December 31, 2001, $4.0 million was included in other liabilities related to the reserve portion of this charge.

NOTE 9 — DEFERRED COMPENSATION PLANS

     The Company has deferred compensation plans that were implemented in late 1996, and permit eligible employees and directors to defer a specified portion of their compensation. The deferred compensation earns a specified rate of return. As of year end 2001 and 2000, the Company had accrued $38.3 million and $36.4 million, respectively, for its current and noncurrent obligations under these plans. The Company expensed $2.7 million, $2.6 million, and $1.8 million in 2001, 2000 and 1999, respectively, related to the earnings by the deferred compensation plan participants.

     To fund these plans, the Company purchases Company-owned life insurance contracts. Charges to expense associated with these contracts were $2.2 million, $2.6 million, and $2.3 million in 2001, 2000, and 1999, respectively, which were offset by income to adjust the contracts to their cash surrender values of $0.4 million, $0.9 million, and $4.3 million in 2001, 2000, and 1999, respectively. Proceeds from the insurance policies are payable to the Company upon death of the insured. During 2001 and 1999, the Company received proceeds of $1.8 million and $1.2 million, respectively. The proceeds were subsequently reinvested in the existing Company-owned life insurance contracts.

NOTE 10 — EMPLOYEE PENSION PLAN

     The Company has a simplified employee pension plan, which became effective January 1, 1980. This plan is a defined contribution plan whereby the Company makes contributions, which are based on the application of a percentage specified by the Company to the qualified gross wages of eligible employees. Total expense of the plan was $16.8 million in 2001, $16.7 million in 2000, and $14.0 million in 1999.

NOTE 11 — JOINT VENTURE AND ACQUISITION

     In 1998, AMS established a joint venture with Bank of Montreal to provide online loan application and decisioning services to small and mid-size financial institutions via a new limited liability company, Competix L.L.C. In October 1999, Competix converted from a limited liability company to a C-corporation Competix, Inc. (“Competix”) in which the Company currently maintains approximately a 14% interest. Competix is authorized to issue up to 20% of its stock to its employees, issuable upon the exercise of stock options. At such time or times as Competix employees exercise these stock options, AMS’s percent ownership in Competix will be reduced. AMS recorded a gain of $3.5 million during fiscal year 2000 in connection with the sale of a portion of the Company’s then current holdings. This gain was recorded as an offset to “Loss on Equity Investment.” In 2000 and 1999, the Company invested $3.8 million and $1.8 million, respectively, in connection with its interest in Competix. This investment was reduced by $4.2 million and $4.3 million related to the Company’s share of the losses incurred by Competix in 2000 and 1999 respectively. These losses reduced the Company’s investment to zero at December 31, 2000. AMS had a note receivable from Competix of $4.3 million as of December 31, 1999. This balance was reduced by $2.6 million and $1.7 million during 2001 and 2000, respectively by a charge to earnings as a “Loss on Equity Investment” for AMS’s share of Competix’s losses. This served to reduce the balance of this note receivable to zero at December 31, 2001. During 2001, the Company recorded a liability of $0.4 million as a “Loss on Equity Investment” for a required partial repurchase of stock that Competix previously sold to J.P. Morgan.

     In September 2000, AMS acquired Synergy Consulting, Inc. (“Synergy”), a California based provider of systems integration, eBusiness and management consulting services in a purchase business combination for a cash payment of $20.0 million. The Company recorded goodwill associated with the acquisition of approximately $20.0 million, which through December 31, 2001 was being amortized over a 15-year life. As discussed in Note 1, the Company is required to adopt Statement of Financial Accountings Standards Number 142, effective January 1, 2002. Per SFAS 142, AMS will discontinue the amortization of goodwill beginning in January 2002. During 2001, based upon Synergy meeting certain financial and project targets, AMS recorded additional goodwill of $1.25 million. In addition, the Company has a remaining contingent obligation of up to an additional $13.75 million based upon additional targets being met. These payments, if made, will be added to the acquisition price and recorded as additional goodwill. The results of Synergy have been included in the Company’s Statement of Operations since September 1, 2000.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

     Lease Commitments

     The Company has various lease agreements for office space and equipment including computers, copiers, cars, and telephones. These obligations expire at various dates through 2012. Many leases contain renewal options. None of the office space leases contain purchase options; however, many contain escalation clauses based upon increases in the Consumer Price Index, operating expenses, and property taxes. Many of the equipment leases contain purchase options and some contain escalation clauses. No leases contain restrictions on the Company’s activities concerning dividends, additional debt or further leasing. Rent expense consisted of the following:

Year ended December 31 (In millions)	2001	2000	1999

Rent expense	$77.9	$72.9	$60.4
Sublease income	(7.6)	(4.0)	(4.5)

Rent expense, net	$70.3	$68.9	$55.9

     Future minimum rental payments at December 31, 2001, under agreements classified as operating leases with initial or remaining noncancelable terms in excess of one year, are as follows:

(In millions)	Office Space	Equipment	Totals

2002	$44.6	$19.1	$63.7
2003	39.4	8.8	48.2
2004	32.3	3.4	35.7
2005	30.3	0.3	30.6
2006	27.7	—	27.7
Thereafter	84.1	—	84.1

Totals	$258.4*	$31.6	$290.0

*Total not reduced by minimum noncancelable sublease rentals of $9.1 million.

     During 2001, the Company recorded a charge of approximately $11.3 million related to existing operating lease obligations for office space (included in future minimum rental payments above) that the Company is not using. The charge relates to rental obligations, net of estimated subtenant income that extend to 2006. See Note 8 for further details.

     In addition to the above lease obligations, at December 31, 2001, AMS was contingently obligated under operating lease agreements for two companies in which AMS has non-controlling investment interests, Proponix (Canada), Inc. and Proponix (Australia) Pty. Limited, collectively referred to as “Proponix.” These operating leases are being paid for by Proponix; however, AMS is obligated in the event that Proponix defaults. The total remaining commitment under these leases at December 31, 2001 was $6.8 million. Proponix and AMS are in the process of working with the lessors to fully novate these leases to Proponix, thereby removing AMS as an obligor.

     Compensatory and Extended Leave

     AMS does not accrue a liability for compensatory leave for employees exempt from the Fair Labor Standards Act because the rate of usage is not reasonably estimable. The Company also has an extended leave program for certain employees that provides for paid leave of eight weeks after meeting certain eligibility requirements. The leave can be taken only at the discretion of management. Because of the extended period over which the leave accumulates and the highly discretionary nature of the program, the amount of extended leave accumulated at any period end that will ultimately be taken is indeterminable. Consequently, the Company expenses compensatory and extended leave as it is taken.

     Employment Agreements

     The Company has employment agreements with certain of its executive officers that provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances. The Company also has Change of Control agreements with certain of its executive officers and certain management personnel that provide additional rights under certain circumstances after a Change of Control of the Company occurs.

     Litigation

     On July 17, 2001, the Federal Retirement Thrift Investment Board (the “Thrift Board”) gave written notice to AMS stating that the Thrift Board had terminated for default its contract with AMS for development and implementation of an automated record-keeping system for the federal employee Thrift Savings Plan. On the same date, the Thrift Board’s executive director, Roger W. Mehle, purporting to act as “managing fiduciary” of the Thrift Savings Fund, filed a companion lawsuit against AMS relating to AMS’s performance of the contract seeking compensatory damages of $50.0 million and punitive damages of $300.0 million, plus re-procurement costs, costs and expenses of litigation (including reasonable attorneys’ fees) and prejudgment interest.

     AMS moved to dismiss the lawsuit filed by Mr. Mehle. On November 30, 2001, the District Court issued an order granting AMS’s motion to dismiss Mr. Mehle’s lawsuit for lack of jurisdiction. Mr. Mehle has appealed that order. AMS has filed both procedural and dispositive motions with the United States Court of Appeals, that are pending. Those motions are opposed by Mr. Mehle. On January 25, 2002, the U.S. Department of Justice filed a motion on behalf of the U.S. Government to intervene and a motion to dismiss the appeal, which are also pending. Those motions are also opposed by Mr. Mehle. The Court of Appeals has not set a briefing schedule or a date for oral arguments on the merits of the appeal.

     AMS believes that the appropriate forum for resolving its dispute over the Thrift Board contract is in the United States Court of Federal Claims (“CFC”), a court of specialized jurisdiction that ordinarily entertains all disputes relating to U.S. government contracts. To that end, AMS filed a lawsuit in the CFC against the United States, which is the contracting party in the Thrift Board contract, seeking reversal of the Thrift Board’s decision terminating the contract for default and asking the court to convert the termination into a termination for convenience. The U.S. Department of Justice is defending the United States in this action. The United States has moved to dismiss AMS’s complaint on jurisdictional grounds, arguing that jurisdiction in the CFC is inappropriate because the Thrift Board is a non-appropriated fund instrumentality (“NAFI”), asserting it does not use or have access to appropriated government funds to pay its expenses and other obligations. AMS has opposed the motion to dismiss, that is pending. The CFC has not set a briefing schedule or a date for oral arguments on the Government’s motion to dismiss. Management is unable to predict the outcome of the litigation. At December 31, 2001, AMS had approximately $40.4 million of accounts receivable, classified as a long-term contract receivable in other assets, outstanding under this contract.

     As discussed previously in the Company’s periodic reports, the Company recorded a charge of $35.2 million to pre-tax earnings in the second half of 2000 due to the settlement of a lawsuit filed by the State of Mississippi and the payment of related expenses. The Company made final payments in the first quarter of 2001 reducing the remaining liability to zero. The Company has no remaining payments associated with this provision. Approximately $12.3 million of the $35.2 million paid, as well as amounts paid by the Company’s insurers, was used to purchase guaranteed funding contracts in the names of the State agencies that are to receive the settlement payments. In the remote event that the insurance companies from which the Company purchased the guaranteed funding contracts are unable to make the settlement payments, the Company remains contingently liable.

     On October 15, 2001 the Company announced resolution of its dispute with National Union Fire Insurance Company concerning National Union’s coverage of AMS during AMS’s litigation with the State of Mississippi. In the fourth quarter of 2001, the Company received $41.0 million, net of costs, in cash in connection with this settlement, that it recorded as other operating income.

     On September 9, 1999 Bezeq, an Israeli Company, filed suit against a subsidiary of the Company alleging that the subsidiary was in breach of a contract with Bezeq. In the complaint, Bezeq sought damages in the approximate amount of $39.0 million, which amount included amounts secured by bank guarantees made in favor of Bezeq. On January 19, 2000, the Company’s subsidiary filed a counterclaim against Bezeq alleging, among other things, breach of contract and seeking approximately $58.8 million in damages. On September 21, 2000, the Company’s subsidiary and Bezeq entered into a settlement agreement, pursuant to which, among other things, neither party admitted any fault and each party released the other and the other’s affiliates from any claims. The total amount paid by the Company’s subsidiary to Bezeq pursuant to the settlement agreement did not exceed the amount previously reserved for potential losses under the contract. In light of the settlement, the applicable court dismissed both the claim and counterclaim with prejudice on October 24, 2000. The settlement agreement has been performed fully and the mutual releases contained therein are effective. The Company recorded approximately $3.7 million in other income for the year ended December 31, 2000 related to the recovery of certain previously recorded costs associated with this project.

     Other

     AMS performs, at any point in time, under a variety of contracts for many different clients. Situations can occasionally arise where factors may result in the renegotiation of existing contracts. Additionally, certain contracts may provide the client the right to suspend or terminate the contracts. To the extent any contracts may provide the client with such rights, the contracts generally provide for AMS to be compensated for work performed to date and may include provisions for payment of certain termination costs. However, business and other considerations may at times influence the ultimate outcome of contract renegotiations, suspension and/or cancellation.

NOTE 13 — SEGMENT REPORTING AND SIGNIFICANT CUSTOMERS

     The Company engages in business activities in one operating segment that provides information technology consulting services to large clients in targeted vertical markets. The chief operating decision-maker is provided information about the revenues generated in key client industries. The resources needed to deliver the Company’s services are not separately reported by industry. The Company markets its services worldwide, and its operations are grouped into two main geographic areas according to the location of the client. The two groupings consist of the United States and International geographic areas. The Company’s long-lived assets are located primarily in the United States. Pertinent financial data is summarized below.

Year Ended December 31 (In millions)	2001	2000	1999

Revenues by Target Market
New Media and Communications Firms	$318.0	$317.4	$337.6
Financial Services Institutions	167.4	213.9	193.9
State and Local Governments and Education	294.1	327.6	346.3
Federal Government Agencies	342.4	353.2	300.3
Other Corporate Clients	61.4	67.2	62.2

Consolidated Total	$1,183.3	$1,279.3	$1,240.3

Revenues by Geographic Area
U.S	$993.7	$1,083.0	$1,013.6
International	189.6	196.3	226.7
Consolidated Total	$1,183.3	$1,279.3	$1,240.3

Percent of International Revenues	16.0%	15.3%	18.3%

     International revenues include export sales to international clients by AMS’s U.S. Companies of $33.5 million in 2001, $17.2 million in 2000, and $34.8 million in 1999.

     Long-lived assets located within the U.S. were approximately $146.3 million, $166.9 million and $135.7 million for fiscal year 2001, 2000 and 1999, respectively. Long-lived assets held outside the U.S. were approximately $ 4.2 million, $10.0 million and $10.2 million for 2001, 2000 and 1999, respectively.

     Total revenues from the U.S. Government were approximately $342.4 million in 2001, $353.2 million in 2000, and $300.3 million in 1999. No other customer accounted for 10% or more of total revenues in 2001, 2000, or 1999.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following summary represents the results of operations for the two years in the period ended December 31, 2001.

	(In millions except share data)
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter	Total

2001:
Revenues	$323.0	$319.0	$281.4	$259.9	$1,183.3
Income Before Income Taxes	$9.3	$7.8	$3.1	$6.6	$26.9
Net Income	$5.5	$4.6	$1.8	$3.9	$15.9
Basic Earnings per Share	$0.13	$0.11	$0.04	$0.09	$0.38
Diluted Earnings per Share	$0.13	$0.11	$0.04	$0.09	$0.38
2000:
Revenues	$311.1	$318.0	$322.8	$327.4	$1,279.3
Income (Loss) Before Income Taxes	$25.9	$27.3	$(7.1)	$28.1	$74.2
Net Income (Loss)	$15.3	$16.1	$(4.2)	$16.6	$43.8
Basic Earnings per Share	$0.37	$0.39	$(0.10)	$0.40	$1.06
Diluted Earnings per Share	$0.36	$0.39	$(0.10)	$0.40	$1.05

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information relating to directors and executive officers may be found in the sections of the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held June 7, 2002 (the “Proxy Statement”) labeled “Election of Directors,” “Information Concerning Nominees for Director,” “Information Concerning Executive Officers,” and “Section 16(a) Beneficial Ownership Reporting Compliance.” Such information is incorporated herein by reference. The Proxy Statement will be filed within 120 days after December 31, 2001.

ITEM 11. EXECUTIVE COMPENSATION

     The information in the Proxy Statement set forth in the sections labeled “Executive Compensation,” “Compensation Committee Report of Executive Compensation,” “Shareholder Return Performance Graph,” “Committees and Compensation of the Board of Directors” and “Compensation Committee Interlocks and Insider Participation” is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     The information in the Proxy Statement set forth in the section labeled “Principal Stockholders” is incorporated herein by reference.

	(a)	(b)	(c)

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted average	compensation plans
	exercise of	exercise price of	[excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in column
	and rights	and rights	(a)]

Plan Category

Equity compensation plans previously approved by stockholders	4,142,145	$24.27	1,387,423

*Equity compensation plans not previously approved by stockholders	596,500	$17.52	840,500

Total	4,738,645	$23.42	2,227,923

Narrative descriptions of plans are contained in Note 5 of the consolidated financial statements in Item 8.

*      The Company has a Restricted Stock Plan that has 342,300 shares awarded (and no additional available for award) which vest over a period of 2 – 3 years. If employees leave the Company prior to vesting, their shares are forfeited. In addition, the Company has awarded a new hire grant of 177,000 deferred stock units to the chief executive officer of the Company that vest over a period of
1 - 4 years.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 2001, there have been no transactions which would be required to be reported pursuant to this Item.

PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENTS AND SCHEDULES, AND REPORTS ON FORM 8-K

(a)	1.	FINANCIAL STATEMENTS

                               The consolidated financial statements of American Management Systems, Incorporated and subsidiaries filed are as follows:

Independent Auditors’ Report
Consolidated Statements of Operations for 2001 — 1999
Consolidated Balance Sheets as of December 31, 2001 and 2000
Consolidated Statements of Changes in Stockholders’ Equity for 2001 – 1999
Consolidated Statements of Cash Flows for 2001 — 1999
Consolidated Statements of Comprehensive Income 2001 — 1999
Notes to Consolidated Financial Statements

2.	FINANCIAL STATEMENT SCHEDULES

     The financial statement schedules of American Management Systems, Incorporated and subsidiaries filed are as follows:

Independent Auditors’ Report on financial statement schedules
Schedule II — Valuation and Qualifying Accounts for 2001 — 1999
All other schedules are omitted because they are not applicable, or the required information is shown in the financial statements or the notes thereto

3.	EXHIBITS

      The Exhibits set forth in the Exhibit Index are filed as part of this Annual Report on Form 10-K.

(b)	REPORTS ON FORM 8-K

None.

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the 26th of March, 2002.

American Management Systems, Incorporated

By:	s/Alfred T. Mockett Alfred T. Mockett Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following officers and directors of the Registrant in the capacities and on the date indicated.

	Signature	Title	Date

(i)	Principal Executive Officer:

	s/ Alfred T. Mockett Alfred T. Mockett	Chairman and Chief Executive Officer	March 26, 2002

(ii)	Principal Financial Officer:

	s/John S. Brittain, Jr. John S. Brittain, Jr.	Executive Vice President and Chief Financial Officer	March 26, 2002

(iii)	Principal Accounting Officer:

	s/Nancy Yurek Nancy Yurek	Vice President and Controller	March 26, 2002

(iv)	Directors:

	s/Daniel J. Altobello Daniel J. Altobello	Director	March 26, 2002

	s/James J. Forese James J. Forese	Director	March 26, 2002

	s/Patrick W. Gross Patrick W. Gross	Director	March 26, 2002

	s/Dorothy Leonard Dorothy Leonard	Director	March 26, 2002

	s/W. Walker Lewis W. Walker Lewis	Director	March 26, 2002

	s/Frederic V. Malek Frederic V. Malek	Director	March 26, 2002

	s/Frank A. Nicolai Frank A. Nicolai	Director	March 26, 2002

	s/Alan G. Spoon Alan G. Spoon	Director	March 26, 2002

INDEPENDENT AUDITORS’ REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of
American Management Systems, Incorporated
Fairfax, Virginia

     We have audited the consolidated financial statements of American Management Systems, Incorporated and subsidiaries (the Company) as of December 31, 2001 and for each of the three years in the period ended December 31, 2001 and have issued our report thereon dated February 20, 2002 (incorporated by reference in this Annual Report on Form 10-K). Our audit also included the financial statement schedule for each of the three years in the period ended December 31, 2001 listed in Item 14(a)(2) of this Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

McLean, Virginia
February 20, 2002

SCHEDULE II

American Management Systems, Incorporated and Subsidiaries
VALUATION AND QUALIFYING ACCOUNTS

For the Year Ended December 31 (In millions)	2001	2000	1999

Allowance for Doubtful Accounts
Balance at Beginning of Period	$8.0	$10.8	$9.8
Allowance Accruals	7.7	6.7	6.2
Charges Against Allowance	(4.1)	(9.5)	(5.2)

Balance at End of Period	$11.6	$8.0	$10.8

Deferred Tax Asset Valuation Allowance
Balance at Beginning of Period	$0.6	$0.9	$1.1
Allowance Accruals	0.1	—	—
Charges Against Allowance	(0.6)	(0.3)	(0.2)

Balance at End of Period	$0.1	$0.6	$0.9

Provision for Contract Losses
Balance at Beginning of Period	$0.8	$27.0	$7.3
Allowance Accruals	—	35.2	20.0
Charges Against Allowance	(0.8)	(61.4)	(0.3)

Balance at End of Period	$—	$0.8	$27.0

STOCKHOLDER AND 10-K INFORMATION

     Inquiries should be directed to Ronald L. Schillereff, Executive Vice President, Director of Investor Relations, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033. Telephone (703) 267-8000. Complimentary copies of the Company’s audited financial statements and its Annual Report on Form 10-K filed with the Securities and Exchange Commission will be provided upon written request.

EXHIBIT INDEX
Exhibit
Number	Description

3.	Articles of Incorporation and By-laws
3.1 Second Restated Certificate of Incorporation of the Company
3.2 Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed on August 4, 1998)
3.3 By-Laws of the Company, as amended and restated on December 7, 2001
3.4 Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.4 of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 1999)
4.	Instruments Defining the Rights of Security Holders
4.1 Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.A of the Company’s quarterly report on Form 10-Q for the Quarter ended June 30, 1998)
4.2 Rights Agreement dated as of July 31, 1998, between the Company and ChaseMellon Shareholder Services L.L.C. as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company’s Form 8-A filed on August 4, 1998, including form of Rights Certificate).
10.	Material Contracts
10.1 1996 Amended Stock Option Plan F as amended (incorporated herein by reference to Exhibit B to the Company’s definitive Proxy Statement filed on April 15, 1999)
10.2 Outside Directors Stock-for-Fees Plan
10.3 1992 Amended and Restated Stock Option Plan E, as amended
10.4 Executive Deferred Compensation Plan, as amended September 1, 1997 (incorporated herein by reference to Exhibit 10.4 of the Company’s 1997 Annual Report on Form 10-K)
10.5 Outside Director Deferred Compensation Plan, effective January 1, 1997 (incorporated herein by reference to Exhibit 10.5 of the Company’s 1997 Annual Report on Form 10-K)
10.6 Multi-Currency Revolving Credit Agreement dated as of January 9, 1998 among the Company, certain of the Company’s subsidiaries, the Lenders named therein, and NationsBank N.A. as administrative agent and Wachovia Bank N.A., as documentation agent (incorporated herein by reference to Exhibit 10.6 of the Company’s 1997 Annual Report on Form 10-K)
10.7 Agreement of Lease between Joshua Realty Corporation and the Company, dated August 10, 1992, as amended (incorporated herein by reference to Exhibit 10.7 of the Company’s 1997 Annual Report on Form 10-K)
10.8 Office Lease Agreement between Hyatt Plaza Limited Partnership and the Company, dated August 12, 1993, as amended (incorporated herein by reference to Exhibit 10.8 of the Company’s 1997 Annual Report on Form 10-K)

10.9 Lease Agreement between Fairfax Gilbane, L.P. and the Company, dated February 15, 1994, as amended (incorporated herein by reference to Exhibit 10.9 of the Company’s 1997 Annual Report on Form 10-K).

10.10 Deed of Lease between Principal Mutual Life Insurance Company and the Company, dated December 1996 (incorporated herein by reference to Exhibit 10.10 of the Company’s 1997 Annual Report on Form 10-K).

10.11 1996 Incentive Compensation Plan for Executive Officers (incorporated herein by reference to Exhibit 10.11 of the Company’s 1998 Annual Report on Form 10-K).

10.12 1999 Contractor Stock Option Plan (incorporated herein by reference to exhibit 10.12 of the Company’s 1999 Annual Report on Form 10-K).

10.13 Departure Agreement, dated as of November 15, 2000, between the Company and Paul A. Brands (incorporated herein by reference to exhibit 10.13 of the Company’s 2000 Annual Report on Form 10-K).

10.14 Second Amendment to Credit Agreement, dated as of March 21, 2001, among the Company, certain of the Company’s subsidiaries, the lenders named therein, Bank of America, N.A. as administrative agent and Wachovia Bank, N.A. as documentation agent (incorporated herein by reference to exhibit 10.14 of the Company’s 2000 Annual Report on Form 10-K).

10.15 Form of Change in Control Executive Retention Agreement for Senior Executives (incorporated by reference to exhibit 10.15 of the Company’s 2000 Annual Report on Form 10-K).

10.16 Form of Employment Agreement for Senior Executives (incorporated by reference to exhibit 10.16 of the Company’s 2000 Annual Report on Form 10-K).

10.17 Third Amendment to Credit Agreement, dated as of September 28, 2001, among the Company, certain of the Company’s subsidiaries, the lenders named therein, Bank of America, N.A., as administrative agent and Wachovia Bank, N.A., as documentation agent (incorporated herein by reference to Exhibit 10.17 of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2001).

10.18 Fourth Amendment to Credit Agreement, effective as of December 30, 2001, among the Company, certain of the Company’s subsidiaries, the lenders named therein, Bank of America, N.A., as administrative agent and Wachovia Bank, N.A., as documentation agent.

10.19 Employment Agreement, dated as of December 1, 2001 between the Company and Alfred T. Mockett.

10.20 Amendment to Employment Agreement, dated as of December 1, 2001 between the Company and William M. Purdy.

10.21 Separation Agreement, dated as of February 12, 2002, between the Company and Gregory S. Hero
10.22 Stock Option Plan for Employees of American Management Systems, Incorporated
10.23 Employment Agreement, dated as of February 13, 2002, between the Company and Vernon Irvin
10.24 Employment Agreement, dated as of March 11, 2002, between the Company and John S. Brittain, Jr.
21.	Subsidiaries of the Company
23.	Independent Auditors’ Consent

AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS — JUNE 7, 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

     The undersigned hereby appoints James J. Forese and William M. Purdy, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of American Management Systems, Incorporated (the “Corporation”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on June 7, 2002 at 10:00 A.M. local time, and at any adjournment(s) or postponement(s) thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated May 7, 2002, a copy of which has been received by the undersigned, as follows on the reverse side.

(Continued and to be SIGNED on the reverse side.)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
WILL BE VOTED “FOR” EACH OF THE MATTERS STATED.

1.	ELECTION OF DIRECTORS:	GRANT AUTHORITY to vote for all nominees listed below (except as marked to the contrary). [ ]
WITHHOLD AUTHORITY to vote for all nominees listed below. [ ]
01-Daniel J. Altobello, 02-James J. Forese, 03- Dorothy Leonard, 04-Frederic V. Malek, 05-Alfred T. Mockett and 06-William M. Purdy.
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.
________________________________________

2.	APPROVAL OF AMENDMENTS TO 1996 AMENDED STOCK OPTION PLAN F:

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

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3.	GRANT AUTHORITY upon such other matters as may come before the meeting, including any adjournment(s) or postponement(s) of the meeting, as they determine to be in the best interests of the Corporation:

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Consent to Electronic Delivery	[ ]
By checking the box to the right, I consent to future delivery of the Corporation’s Annual Reports, Proxy Statements, notices, prospectuses and other communications via electronic transmission in the event that the Corporation makes such electronic transmission. By so consenting, I understand that I will receive an e-mail in the event that the Corporation makes such electronic transmission (at the e-mail address I have indicated below) which will provide a link to these documents on the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by written notice to the Corporation’s transfer agent, Mellon Investor Services, P.O. Box 3337, South Hackensack, NJ 07606, and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility. Please disregard if you have previously provided your consent decision.

e-mail address: ____________________________
Householding Election.	[ ]
By checking the box to the right, I consent to the future delivery of a single copy of the Corporation’s proxy statements and annual reports to my entire household in the event that the Corporation makes delivery of single copies to multiple stockholders at a shared address. By so consenting, I understand that the shared address in which I reside will receive a single copy of the Corporation’s proxy statements and annual reports in the event that the Corporation makes such deliveries. I understand that the Corporation may no longer distribute a separate copy of the proxy statement and annual report to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by written notice to the Corporation’s shareholder services administrator at (800) 255-8888 or at 4000 Legato Road, Fairfax, VA 22033, Attn: Shareholder Services Administrator. By so consenting, I hereby certify that I have read and understand the document entitled “Important Notice Regarding Delivery of Security Holder Documents, Householding Election,” which is enclosed with this proxy.

Dated: _________________________, 2002

_______________________________________ Signature

_______________________________________ Signature if held jointly

IMPORTANT:	Please mark this Proxy, date, sign exactly as your name(s) appear(s), and return in the enclosed envelope. If shares are held jointly, signature need only include one name. Trustees and others signing in a representative capacity should so indicate.

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FOLD AND DETACH HERE

SUBMIT A PROXY BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK

     You may submit a proxy by Internet or telephone through 4 PM Eastern Time the business day prior to the annual meeting day.

     Your Internet or telephone submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/amsy		1-800-435-6710

Use the Internet to submit your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic proxy.	OR	Use any touch-tone telephone to submit your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS
HOUSEHOLDING ELECTION

               In December 2000, the Securities and Exchange Commission enacted a new rule that allows multiple shareholders residing at the same address the convenience of receiving a single copy of proxy and information statements, annual reports and prospectuses if they consent to do so. This is known as “householding.” The Corporation intends to begin householding its proxy statements and annual reports in 2003. There are two ways for you to consent to the householding of proxy and information statements, annual reports and prospectuses.

               1.     IMPLIED CONSENT. If you meet certain conditions and do not respond to this notice, householding will start 60 days after the mailing of this notice. Some of these conditions are:

•	You agree to or do not object to householding of your materials.

•	You have the same last name and exact address as another shareholder(s).

               If these conditions are met, and the Securities and Exchange Commission regulations allow, your household will receive a single copy of proxy and information statements, annual reports and prospectuses.

               2.     AFFIRMATIVE CONSENT. The Householding Election, which appears on the accompanying proxy, is not an issuer proposal. If you wish to participate in householding, please check the Householding Election box on the enclosed proxy.

               Your implied or affirmative consent to household will remain in effect until you revoke it. To revoke your affirmative consent, or to revoke or object to implied consent, you should contact our shareholder services administrator at (800) 255-8888 or at 4000 Legato Road, Fairfax, VA 22033, Attn: Shareholder Services Administrator. If you revoke your householding election, each primary account holder will begin receiving individual copies within 30 days of your revocation.